AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON DECEMBER 20, 2001
                                                      REGISTRATION NO. 333-_____
===============================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                   -----------
                                    FORM SB-2
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                                   -----------

                           MILITARY RESALE GROUP, INC.
                 (Name of Small Business Issuer in Its Charter)

            NEW YORK                      5141                     11-2665282
(State or Other Jurisdiction of  (Primary Standard Industrial   (I.R.S. Employer
Incorporation or Organization)   Classification Code Number)    Identification No.)

                              2180 EXECUTIVE CIRCLE
                        COLORADO SPRINGS, COLORADO 80906
                                 (719) 391-4564
          (Address and Telephone Number of Principal Executive Offices)

                              2180 EXECUTIVE CIRCLE
                        COLORADO SPRINGS, COLORADO 80906
(Address of Principal Place of Business or Intended Principal Place of Business)

                            ETHAN D. HOKIT, PRESIDENT
                           MILITARY RESALE GROUP, INC.
                              2180 EXECUTIVE CIRCLE
                        COLORADO SPRINGS, COLORADO 80906
                                 (719) 391-4564
            (Name, address and telephone number of agent for service)
                                   -----------
                                   COPIES TO:
                                Eric M. Hellige, Esq.
                         Pryor Cashman Sherman & Flynn LLP
                                  410 Park Avenue
                           New York, New York 10022-4441
                                   (212) 421-4100

                         CALCULATION OF REGISTRATION FEE

===================================================================================================================================
         Title of Each                                      Proposed Maximum           Proposed Maximum
    Class of Securities            Amount to be            Aggregate Offering         Aggregate Offering              Amount of
     to be Registered               Registered             Price Per Share(1)              Price(1)              Registration Fee(2)
---------------------------- -------------------------- -------------------------- -------------------------- ---------------------
 Common Stock, $0.001 par        5,000,000 shares               $1.00                      $5,000,000                 $1,195.00
           value
====================================================================================================================================

(1)      Estimated solely for the purpose of calculating the registration fee.
(2) Calculated pursuant to Rule 457(a) based on an estimate of the maximum offering price.
                                   -----------

         THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
===============================================================================

                           MILITARY RESALE GROUP, INC.

                                5,000,000 SHARES
                                  COMMON STOCK


         Military Resale Group, Inc., a New York corporation, is offering up to 5,000,000 shares of its common stock at a price of $1.00 per share. We may offer the shares for cash from time to time from the date of this prospectus until the termination of this offering.

         Our common stock is traded in the over-the-counter market and prices are reported on the OTC Bulletin Board under the symbol "MRGI."

         See "Risk Factors" beginning on page 3 for risks of an investment in the securities offered by this prospectus, which you should consider before your purchase any shares.

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

         We are offering the shares on a "best efforts, no minimum" basis. In a "best efforts, no minimum offering," we do not need to reach a specific level of subscriptions before the proceeds are available to us. There will be no escrow of funds. There is no underwriter assisting us in the offer and sale of the shares.

         We intend to keep the offering open until May 30, 2002. However, if we have not sold all of the shares by that date, we may extend the offering period at our sole discretion for an additional 120 days, and we may offer the remaining shares on a continuous basis thereafter. We may accept or reject any subscription in whole or in part. If your subscription is rejected, we will promptly return your investment to you without interest or other deductions. We may terminate this offering prior to the expiration date.



=============================================================================================

                                                                   Underwriting Discounts and
                                             Price to Public(2)          Commissions(1)
Per Share.............................          $1.00                        $0.00
Total.................................        $5,000,000                     $0.00
=============================================================================================

(1) We have not engaged a selling agent or underwriter. See "Plan of Distribution."

(2) Assumes the sale of the maximum offered by this prospectus before deducting expenses, including professional fees, printing costs, and filing fees related to the offering payable by us, estimated at $100,000.



                 The date of this prospectus is __________, 2002

         We have not registered the sale of the shares under the securities laws of any state. Brokers or dealers effecting transactions in the shares should confirm that the shares have been registered under the securities laws of the state or states in which sales of the shares occur as of the time of such sales, or that there is an available exemption from the registration requirements of the securities laws of such states.

         This prospectus is not an offer to sell any securities other than the shares. This prospectus is not an offer to sell securities in any circumstances in which such an offer is unlawful.

         We have not authorized anyone, including any salesperson or broker, to give oral or written information about this offering, Military Resale Group, Inc., or the shares that is different from the information included in this prospectus. You should not assume that the information in this prospectus, or any supplement to this prospectus, is accurate at any date other than the date indicated on the cover page of this prospectus or any supplement to it.


                                TABLE OF CONTENTS
                                                                           Page

Prospectus Summary ......................................................    1
Risk Factors ............................................................    3
Special Note Regarding Forward-Looking Statements .......................   11
Use of Proceeds .........................................................   11
Dilution ................................................................   12
Capitalization ..........................................................   13
Determination of Offering Price .........................................   15
Market for Common Equity and Related Shareholder Matters ................   15
Management's Discussion and Analysis or Plan of Operation ...............   17
Business ................................................................   20
Management ..............................................................   28
Principal Stockholders ..................................................   31
Certain Relationships and Related Transactions ..........................   33
Description of Securities ...............................................   34
Plan of Distribution ....................................................   35
Legal Matters ...........................................................   35
Experts .................................................................   35
Where You Can Find Additional Information ...............................   36
Index to Financial Statements ...........................................   F-1

-------------------------------------------------------------------------------
                               PROSPECTUS SUMMARY

          THIS SUMMARY HIGHLIGHTS INFORMATION CONTAINED ELSEWHERE IN THIS PROSPECTUS AND MAY NOT CONTAIN ALL OF THE INFORMATION THAT YOU SHOULD CONSIDER BEFORE INVESTING IN THE SHARES. YOU ARE URGED TO READ THIS PROSPECTUS IN ITS ENTIRETY.
                               ------------------

         We are a regional distributor of grocery and household items specializing in distribution to the military market. We distribute a wide variety of items, including fresh and frozen meat and poultry, seafood, frozen foods, canned and dry goods, beverages, dairy products, paper goods and cleaning and other supplies. Our operations are currently directed to servicing the commissaries and exchanges at six military installations located in Colorado, Wyoming and South Dakota, including the Air Force Academy, located in Colorado Springs, Colorado. We are approved by the Department of Defense to contract with military commissaries and exchanges.

         Military commissaries are large supermarket-type stores operated by the United States Defense Commissary Agency ("DeCA") to provide grocery items for sale to authorized patrons at the lowest practicable prices in facilities designed and operated under standards similar to those in commercial food stores. As of September 2000, there were 296 commissaries worldwide, of which 182 were located in the Continental U.S. and 114 were located overseas. Commissaries are authorized by law to sell goods only to authorized patrons, which include the approximately 1.4 million active duty U.S. military personnel, their dependents and certain authorized reservists and retirees. As of September 30, 2000, these authorized patrons totaled approximately 13.7 million individuals. Annual worldwide commissary sales totaled more than $5 billion in 2000.

         We were formed as a New York corporation on August 31, 1983 under the name Owl Capital Corp. On June 17, 1988, we changed our name to Bactrol Technologies, Inc. On November 15, 2001, we acquired 98.2% of the issued and outstanding shares of Military Resale Group, Inc., a Maryland corporation, in a reverse acquisition (the "Reverse Acquisition") and subsequently changed our name to Military Resale Group, Inc. In connection with the Reverse Acquisition, we commenced operations in our current line of business. Prior to the Reverse Acquisition, we were inactive and had nominal assets and liabilities. Our principal address is 2180 Executive Circle, Colorado Springs, Colorado 80906. In this Prospectus, reference to the terms "Military Resale Group," "we," "us" and "the company" refer collectively to Military Resale Group, Inc. (a New York corporation) unless otherwise indicated.

ABOUT THIS OFFERING

         We are offering up to 5,000,000 shares of common stock at a price of $1.00 per share. At December 10, 2001, we had 6,630,004 shares of common stock issued and outstanding. If we were to sell all of the shares offered by us in this offering, there would be 11,630,004 shares of common stock outstanding after the offering. There is no underwriter of this offering. We are offering the shares on a best efforts, no minimum basis. This means that we may sell as many or as few shares as we determine and we may terminate the offering at any time before we have sold all 5,000,000 shares. We will not escrow any of the proceeds we receive from this offering. There is no minimum offering and the proceeds from any subscription accepted by us will be immediately available to us. We may reject any subscription in whole or in part. If we reject a subscription we will return the investor's check or other funds without deduction and without the payment of any interest.

--------------------------------------------------------------------------------

-------------------------------------------------------------------------------

Common Stock Offered..........................................         5,000,000 shares
Common Stock Outstanding Immediately

   Prior to the Offering......................................         6,630,004 shares

Common Stock to be Outstanding Following

  the Offering................................................         11,630,004 shares

Use of Proceeds...............................................         The net proceeds of this offering will be used (i) to repay indebtedness; and (ii) for working capital and general
                                                                         purposes.

OTC Bulletin Board Ticker Symbol..............................         MRGI


                         SELECTED FINANCIAL INFORMATION

         The selected financial information presented below is derived from and should be read in conjunction with our financial statements, including notes thereto, appearing elsewhere in this Prospectus. See "Financial Statements."


                           MILITARY RESALE GROUP, INC.

SUMMARY OPERATING INFORMATION

                                           FISCAL YEAR ENDED                 NINE MONTHS
                                             DECEMBER 31,                 ENDED SEPTEMBER 30,
                                        1999            2000           2000           2001
                                        ----            ----           ----           ----
Net sales .......................   $ 3,117,010    $ 4,480,305    $ 3,385,383    $ 3,516,543
Net loss ........................      (145,948)       (13,673)       (10,186)      (184,486)
Net loss per common share .......   $     (0.03)   $    (0.002)   $     (0.06)   $     (0.02)
Weighted average number of common
  shares outstanding ............     5,360,000      5,360,000      5,360,000      5,410,000


SUMMARY BALANCE SHEET INFORMATION

                                                          DECEMBER 31,                    SEPTEMBER 30,      SEPTEMBER 30, 2000
                                                  1999                   2000                 2000              AS ADJUSTED(1)
                                                  ----                   ----                 ----              --------------
Working capital .........................   $  (169,233)           $  (161,382)           $  (233,114)           $ 4,480,886
Total assets.............................       517,509                650,343                731,984              5,364,343
Total liabilities .......................       563,385                709,892              1,047,519                543,892
Stockholders' equity ....................       (45,876)               (59,549)              (315,535)             4,820,451

-----------

(1) Gives effect to the application of the net proceeds from the sale of 5,000,000 shares in this offering as set forth under "Use of Proceeds."


                                       2
--------------------------------------------------------------------------------

                                  RISK FACTORS

         YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED BELOW BEFORE BUYING SHARES IN THIS OFFERING. THE RISKS AND UNCERTAINTIES DESCRIBED BELOW ARE NOT THE ONLY RISKS WE FACE. THESE RISKS ARE THE ONES WE CONSIDER TO BE SIGNIFICANT TO YOUR DECISION WHETHER TO INVEST IN OUR COMMON STOCK AT THIS TIME. WE MIGHT BE WRONG. THERE MAY BE RISKS THAT YOU IN PARTICULAR VIEW DIFFERENTLY THAN WE DO, AND THERE ARE OTHER RISKS AND UNCERTAINTIES THAT ARE NOT PRESENTLY KNOWN TO US OR THAT WE CURRENTLY DEEM IMMATERIAL, BUT THAT MAY IN FACT IMPAIR OUR BUSINESS OPERATIONS. IF ANY OF THE FOLLOWING RISKS ACTUALLY OCCUR, OUR BUSINESS, RESULTS OF OPERATIONS AND FINANCIAL CONDITION COULD BE SERIOUSLY HARMED, THE TRADING PRICE OF OUR COMMON STOCK COULD DECLINE AND YOU MAY LOSE ALL OR PART OF YOUR INVESTMENT.

OUR OPERATING HISTORY IS LIMITED, SO IT WILL BE DIFFICULT FOR YOU TO EVALUATE OUR BUSINESS IN MAKING AN INVESTMENT DECISION.

         Although, we were incorporated in 1983, we commenced operations in our current line of business in November 2001 (at which time we acquired Military Resale Group, Inc., a Maryland corporation that commenced operations in November
1998) and have a limited operating history. We are still in the early stages of our development, which makes the evaluation of our business operations and our prospects difficult. Before buying our common stock, you should consider the risks and difficulties frequently encountered by early stage companies. These risks and difficulties, as they apply to us in particular, include:

     o potential fluctuations in operating results and uncertain growth rates;

     o    limited market acceptance of the products we distribute;

     o    concentration of our revenues in a single market;

     o    our dependence on the military market for most of our revenue;

     o    our need to expand our direct sales forces;

     o    our need to manage rapidly expanding operations; and

     o    our need to attract and train qualified personnel.

         We have incurred losses since inception and we may be unable to achieve profitability or generate positive cash flow.

         We incurred net losses of $43,372 in 1998, $145,948 in 1999, $13,673 in
2000 and $334,236 for the nine months ended September 30, 2001 and we may be unable to achieve profitability in the future. If we continue to incur net losses in future periods, we may be unable to achieve one or more key elements of our strategy, including the following:

     o    increase the number of products we distribute;

     o increase our sales and marketing activities, including the number of our sales personnel;

     o    increase the number of regions in which we distribute products; or

     o    acquire additional distributorships.

         As of September 30, 2001, we had an accumulated deficit of approximately $543,985. We may not achieve profitability if our revenues increase more slowly than we expect, or if operating expenses exceed our expectations or cannot be adjusted to compensate for lower than expected revenues. If we do achieve profitability, we may be unable to sustain or increase profitability on a quarterly or annual basis. Any of the factors discussed above could cause our stock price to decline.

WE ARE DEPENDENT ON THIRD PARTY PRODUCERS AND MANUFACTURERS FOR THE PRODUCTS WE DISTRIBUTE.

         Although we have good working relationships with our principal suppliers, we do not have long-term arrangements with these entities. Our relationships with the suppliers for which we distribute products may be terminated at any time by any supplier. Therefore, we cannot be assured that we will be able to maintain or increase the number of producers and manufacturers for which we distribute and products that we currently distribute and sell. Any disruption in our relationship with the producers and manufacturers for which we distribute goods could result in the termination of our representation of such producers and manufacturers and their products, which could have a material adverse effect on our business and results of operations.

OUR REVENUES COULD BE NEGATIVELY AFFECTED BY THE LOSS OF A MAJOR SUPPLIER.

         We derive a significant portion of our revenues from the distribution of products that are manufactured by a limited number of suppliers. The loss of any major supplier could dramatically reduce our revenues. In 2000, Tyson Foods, Inc. accounted for over 45% of our revenues, Johnson & Johnson and Leiner Health each accounted for over 20% of our revenues and two other suppliers each accounted for nearly 10% of our revenues. In the first nine months of 2001, our three largest suppliers (Tyson Foods Inc., Johnson & Johnson and Leiner Health) accounted for approximately 80% of our revenues.

VARIOUS CHANGES IN THE DISTRIBUTION AND RETAIL MARKETS IN WHICH WE OPERATE HAVE LED AND MAY CONTINUE TO LEAD TO REDUCED SALES AND MARGINS AND LOWER PROFITABILITY FOR OUR CUSTOMERS AND, CONSEQUENTLY, FOR US.

         The distribution and retail markets in which we operate are undergoing accelerated change as distributors and retailers, including military commissaries, seek to lower costs and provide additional services in an increasingly competitive environment. An example of this is the growing trend of large self-distributing chains consolidating to reduce costs and gain efficiencies. Eating away from home and alternative format food stores, such as warehouse stores and supercenters, have taken market share from traditional supermarket operators, including military commissaries, some of which are our customers. Venders, seeking to ensure that more of their promotional fees and allowances are used by retailers to increase sales volume, increasingly direct promotional dollars to large self-distributing chains. We believe that these changes have led to reduced sales, reduced margins and lower profitability among many of our customers and, consequently, for us. If the strategies we have developed in response to these changing market conditions are not successful, it could harm our financial condition and business prospects.

CONSUMABLE GOODS DISTRIBUTION IS A LOW-MARGIN BUSINESS AND IS SENSITIVE TO ECONOMIC CONDITIONS.

         We derive most of our revenues from the consumable goods distribution industry. This industry is characterized by a high volume of sales with relatively low profit margins. A significant portion of our sales are at prices that are based on product cost plus a percentage markup. Consequently, our results of operations may be negatively impacted when the price of consumable goods go down, even though our percentage markup may remain constant. The consumable goods industry is also sensitive to national and regional economic conditions, and the demand for our consumable goods has been adversely affected from time to time by economic downturns. Additional, our distribution business is sensitive to increases in fuel and other transportation-related costs.

REDUCTIONS IN THE ARMED FORCES MAY ADVERSELY AFFECT OUR BUSINESS AND PROSPECTS.

         We distribute and sell products for resale to active and retired military personnel. Since the end of the Cold War, the United States has streamlined its Armed Forces by reducing the number of military personnel and closing military bases. Reductions in funding for force modernization and military end strength have outpaced reductions in support services and overhead. Proposals have been made to decrease the cost to taxpayers of operating commissaries, including:

     o    increasing the surcharge charged to commissary patrons;

     o    merging commissaries with exchanges; and

     o    privatizing the commissary system.

Funding for commissaries has decreased since the early 1990s. In October 1996, DeCA became a "Performance Based Operation," which has resulted in DeCA's obtaining special waivers from Federal procurement regulations for the purpose of striving to operate more efficiently by adopting some characteristics of private-sector companies. The impact of these trends on our business is uncertain and could have a material adverse effect on our business or results of operations.

THERE IS NO MINIMUM NUMBER OF SHARES TO BE SOLD IN THIS OFFERING.

         There is no minimum number of shares of common stock that we must sell in this offering prior to the initial closing, and we expect to accept subscriptions for shares of common stock as they are received. As a result, there can be no assurance that we will raise sufficient funds in this offering to carry out our business plan as currently proposed, or that the net proceeds from the initial subscriptions for shares will be in an amount sufficient to enable us to continue operations in any meaningful manner.

WE MAY NEED ADDITIONAL FINANCING TO IMPLEMENT OUR BUSINESS PLAN.

         Assuming at least 500,000 shares of common stock offered hereby are sold in this offering, we believe the net proceeds from this offering, together with our projected cash flow from operations, will be sufficient to fund our operations as currently conducted for at least the next 12 months. Such belief, however, cannot give rise to an assumption that our cost estimates are accurate or that unforeseen events will not occur that will require us to seek additional funding to meet our operational needs. As a result, we may require substantial additional financing in order to implement our business objectives. There can be no assurances that we will be able to obtain additional funding when needed, or that such funding, if available, will be obtainable on terms we find acceptable. In the event our operations do not generate sufficient cash flow, or we cannot obtain additional funds if and when needed, we may not be able to:

     o    attract additional suppliers;

     o    expand into additional regions;

     o    develop or enhance our product line;

     o    take advantage of future opportunities; or

     o    respond to competitive pressures or unanticipated requirements.


For additional information on our anticipated future capital requirements, see "Management's Discussion and Analysis of Financial Condition and Results of Operations - Liquidity and Capital Resources."

WE ARE DEPENDENT ON THIRD PARTY BROKERS TO STOCK AND DISPLAY THE PRODUCTS WE DISTRIBUTE.

         We rely on a network of brokers to ensure that sufficient inventories of products are received by commissaries and exchanges and that products are properly stocked and displayed. Our arrangements with brokers may be terminated at any time by any broker. Although we have good working relationships with our brokers, there can be no assurance that we will be successful in maintaining our existing arrangements with brokers or in acquiring, or entering into arrangements with, additional brokers. In addition, we do not have exclusive relationships with the brokers we utilize. Many of these brokers may represent other products in addition to the products we distribute. There can be no assurance that the representation by brokers of multiple products does not result in conflicts of interest.

WE CARRY ONLY A LIMITED AMOUNT OF PRODUCT LIABILITY INSURANCE AND ANY SIGNIFICANT PRODUCT LIABILITY CLAIM MAY ADVERSELY AFFECT US.

         The marketing and sale of products of the type we distribute entails a risk of product liability claims by consumers and others. Although we have obtained product liability insurance in the amount of $2,000,000, there is no assurance that such policy will be sufficient to cover us against all possible liabilities or that the policy can be maintained in force at a cost we find acceptable. In the event of a successful product liability claim against us, lack or insufficiency of insurance coverage could have a material adverse effect on our business and results of operations.

FLUCTUATIONS IN OUR QUARTERLY OPERATING RESULTS MAY CAUSE OUR STOCK PRICE TO DECLINE.

         Our quarterly operating results have varied significantly in the past and will likely fluctuate significantly in the future. Significant annual and quarterly fluctuations in our results of operations may be caused by, among other factors:

     o    the volume of revenues we have generated;

     o the timing of our announcements for the distribution of new products, and any such announcements by our competitors;

     o the acceptance of the products we distribute in the military marketplace; and

     o    general economic conditions.

         There can be no assurance that the level of revenues and profits, if any, achieved by us in any particular fiscal period will not be significantly lower than in other, including comparable, fiscal periods. We believe quarter-to-quarter comparisons of our revenues and operating results are not necessarily meaningful and should not be relied on as indicators of future performance. Operating expenses are based on management's expectations of future revenues and are relatively fixed in the short term. We plan to increase operating expenses to:

     o    expand our product line;

     o    expand our sales and marketing operations;

     o    increase our services and support capabilities; and

     o    improve our operational and financial systems.

If our revenues do not increase along with these expenses, our business will be seriously harmed and net losses in a given quarter would be larger than expected. It is possible that in some future quarter our operating results may be below the expectations of public market analysts or investors, which could cause a reduction in the market price of our common stock.

WE MAY PURSUE ACQUISITIONS THAT BY THEIR NATURE PRESENT RISKS AND THAT MAY NOT BE SUCCESSFUL.

         ACQUISITION STRATEGY. Our growth strategy includes the acquisition of additional distributors and, possibly, of brokers in the business of selling consumer goods in the military market. Our ability to accomplish our acquisition strategy will depend upon a number of factors including, among others, our ability to:

     o    identify acceptable acquisition candidates;

     o consummate the acquisition of such businesses on terms that we find acceptable;

     o retain, hire and train professional management and sales personnel at each such acquired business; and

     o promptly and profitably integrate the acquired business operations into our then-existing business.

No assurance can be given that we will be successful with respect to such factors or that any acquired operations will be profitable or be successfully integrated into our then-existing business without substantial costs, delays or other problems. In addition, to the extent that consolidation becomes more prevalent in the industry, the prices for attractive acquisition candidates may be bid to higher levels. In any event, there can be no assurance that businesses acquired in the future will achieve sales and profitability that justify the investments we make therein.

         CAPITAL REQUIREMENTS OF ACQUISITIONS. Acquiring additional broker or distribution businesses will require additional capital and may have a significant impact on our financial position. We currently intend to finance future acquisitions by using our common stock for all or a portion of the consideration to be paid. In the event our common stock does not maintain sufficient value, or potential acquisition candidates are unwilling to accept our common stock as consideration for the sale of their businesses, we may be required to utilize more of our cash resources, if available, in order to continue our acquisition program. If we do not have sufficient cash resources, our growth could be limited unless we are able to obtain capital through the issuance of additional debt or the issuance of one or more series or classes of our equity securities, which could have a dilutive effect on our then-outstanding capital stock. We do not currently have a line of credit or other lending arrangement with a lending financial institution, and there can be no assurance that we will be able to obtain such an arrangement on terms we find acceptable or sufficient for our needs, if at all, should we determine to do so. Acquisitions could result in the accumulation of substantial goodwill and intangible assets, which may result in substantial amortization charges that could our reduce reported earnings.

         ENVIRONMENTAL RISKS ASSOCIATED WITH ACQUISITIONS. Although we intend to perform a detailed investigation of each business that we acquire, there may nevertheless be liabilities that we fail or are unable to discover, including liabilities arising from non-compliance with environmental laws by prior owners, and for which we, as a successor owner, may be responsible. We will seek to minimize the impact of these liabilities by obtaining indemnities and warranties from the seller that may be supported by deferring payment of a portion of the purchase price. However, these indemnities and warranties, if obtained, may not fully cover the liabilities due to their limited scope, amount or duration, the financial limitations of the indemnitor or warrantor, or other reasons.

THE LOSS OF THE SERVICES OR ONE OR MORE OF OUR EXECUTIVE OFFICERS OR KEY EMPLOYEES COULD HARM OUR BUSINESS.

         Our success will be dependent on the efforts of Ethan D. Hokit, our President. We have no employment agreement with Mr. Hokit. In addition, we have no key man life insurance on the life of any of our employees, and we have not entered into any employment agreements or non-competition arrangements with any of our key personnel. Our key personnel at the present time, however, are our executive officers and directors, and we believe such persons have certain fiduciary obligations to our company. The loss of the services of Mr. Hokit, or our inability to attract and retain other qualified personnel, may adversely effect our business and prospects.

OUR PRINCIPAL STOCKHOLDERS HAVE SIGNIFICANT VOTING POWER AND MAY TAKE ACTIONS THAT MAY NOT BE IN THE BEST INTERESTS OF OUR OTHER STOCKHOLDERS.

         Assuming all shares of common stock offered hereby are sold in this offering, upon completion of this offering our executive officers and directors and their affiliates will beneficially own, in the aggregate, approximately 39.04% of our outstanding common stock. As a result, these stockholders will be able to exercise significant control over all matters requiring stockholder approval, including the election of directors and approval of significant corporate transactions, which could delay or present an outside party from acquiring or merging with us. For a full presentation of the equity ownership of these stockholders, see "Principal Stockholders."

OUR STOCK PRICE MAY BE VOLATILE AND YOU MAY NOT BE ABLE TO RESELL YOUR SHARES AT OR ABOVE THE PUBLIC OFFERING PRICE.

         There has been only a limited public market for our common stock prior to this offering. The public offering price for our common stock has been determined arbitrarily by our management and bears no relationship to our assets, book value, net worth or other economic or recognized criteria of value. This public offering price may vary from the market price of our common stock after the offering. If you purchase shares of common stock, you may not be able to resell those shares at or above the public offering price. The market price of our common stock may fluctuate significantly in response to factors, some of which are beyond our control, including the following:

     o    actual or anticipated fluctuations in our operating results;

     o    changes in market valuations of other companies in our industry;

     o announcements by us or our competitors of significant contracts, acquisitions, strategic partnerships, joint ventures or capital commitments;

     o    additions or departures of key personnel; and

     o    sales of common stock in the future.

         In addition, the stock market has experienced extreme volatility that often has been unrelated to the performance of particular companies. These market fluctuations may cause our stock price to fall regardless of our performance.

         You should read the information under the heading "Market For Common Equity and Related Shareholder Matters" for a more complete discussion of the factors which were considered in determining the public offering price of our common stock.

YOU WILL EXPERIENCE IMMEDIATE AND SUBSTANTIAL DILUTION IN THE BOOK VALUE OF YOUR SHARES.

         The public offering price is expected to be substantially higher than the book value per share of our outstanding common stock immediately after this offering. For example, if we sell all 5,000,000 shares offered hereby and you purchase common stock in this offering, you will incur immediate dilution of approximately $0.58 in the book value per share of our common stock from the price you pay for our common stock. If we sell half (2,500,000) of the shares offered hereby, you will incur immediate dilution of approximately $0.74 in such book value per share, and if we sell only 500,000 of the shares offered hereby, you will incur immediate dilution of $0.94 in such book value per share. For additional information on these calculations, see "Dilution."

WE FACE SIGNIFICANT COMPETITION.

         We operate in a highly competitive industry. Many companies are engaged in the sale and distribution of consumer products to the military market, and we compete on the basis of price, quality and assortment, schedules and reliability of deliveries and the range and quality of services provided. Many of our competitors have financial resources, research and development capabilities, marketing staffs and facilities substantially greater than ours.

RISKS ASSOCIATED WITH FORWARD-LOOKING STATEMENTS INCLUDED IN THIS PROSPECTUS

         This Prospectus contains certain forward-looking statements regarding the plans and objectives of management for future operations, including plans and objectives relating to the development of our business. The forward-looking statements included herein are based on current expectations that involve numerous risks and uncertainties. Our plans and objectives are based on a successful execution of our business strategy and assumptions that we will be profitable, that the market for the products we distribute will not change materially or adversely, and that there will be no unanticipated material adverse change in our operations or business. Assumptions relating to the foregoing involve judgments with respect to, among other things, future economic, competitive and market conditions and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond our control. Although we believe that our assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove inaccurate. As a result, there can be no assurance that the forward-looking statements included in this Prospectus will prove to be accurate. In light of the significant uncertainties inherent in the forward-looking statements included herein, the inclusion of such information should not be regarded as a representation by us or any other person that the objectives and plans of ours will be achieved.

SUBSTANTIAL FUTURE SALES OF OUR COMMON STOCK IN THE PUBLIC MARKET MAY DEPRESS OUR STOCK PRICE.

         We currently have 5,448,400 shares of our common stock outstanding that are "restricted securities", as that term is defined under Rule 144 promulgated under the Securities Act of 1933, as amended (the "Securities Act"). In general, under Rule 144, a person who has satisfied a one-year holding period may, under certain circumstances, sell within any three-month period a number of shares of common stock that does not exceed the greater of 1% of the then outstanding shares of our common stock or the average weekly trading volume in such shares during the four calendar weeks prior to such sale. Rule 144 also permits, under certain circumstances, the sale of shares without any quantity or other limitation by a person who is not one of our affiliates and who has satisfied a two-year holding period. Any substantial sale of restricted securities under Rule 144 could have a significant adverse effect on the market price of our common stock. In addition, the sale of these shares could impair our ability to raise capital through the additional sale of stock.

         We have reserved from the authorized, but unissued, common stock 1,500,000 shares of our common stock for issuance to key employees, officers, directors and consultants pursuant to options granted or available for grant under our existing stock option plan and have reserved 1,000,000 shares of our common stock for issuance upon exercise of warrants issued to Ronald Steenbergen, a consultant to the company. The existence of any outstanding options issued under our stock option plan, and other options or warrants may prove to be a hindrance to future financings, since the holders of such warrants and options may be expected to exercise them at a time when we would otherwise be able to obtain additional equity capital on terms we would find more favorable.

WE DO NOT INTEND TO PAY DIVIDENDS ON OUR COMMON STOCK IN THE FORESEEABLE FUTURE.

         The holders of our common stock are entitled to receive dividends when, as and if declared by our board of directors out of funds legally available therefor. To date, we have not paid any cash dividends. Our board of directors does not intend to declare any cash dividends in the foreseeable future, but instead intends to retain all earnings, if any, for use in our business operations.

WE HAVE NOT RETAINED AN UNDERWRITER TO ASSIST US IN THE OFFER AND SALE OF SHARES OFFERED HEREBY, AND THERE IS A RISK THAT WE WILL BE UNABLE TO SELL THE SHARES WE ARE OFFERING.

         This offering is a self-underwritten offering, and therefore there is no guarantee that we will sell all or any part of the shares offered in this offering. We will require additional funding to continue our business, and there is no assurance that we will be able to locate additional funding.

OUR COMMON STOCK IS SUBJECT TO SPECIAL REGULATIONS GOVERNING THE SALE OF PENNY STOCKS, WHICH COULD MAKE IT MORE DIFFICULT FOR YOU TO SELL YOUR SHARES IN THE FUTURE.

         Our stock is considered a penny stock. Penny stocks are subject to special regulations, which may make them more difficult to trade on the open market.

         Our common stock trades on the OTC Bulletin Board under the ticker symbol "MRGI." Securities in the OTC market are generally more difficult to trade than those on the Nasdaq National Market, the Nasdaq SmallCap Market or the major stock exchanges. In addition, accurate price quotations are more difficult to obtain. Additionally, our common stock is subject to special regulations governing the sale of a penny stock.

         A "penny stock," is defined by regulations of the Securities and Exchange Commission as an equity security with a market price of less than $5.00 per share. However, an equity security with a market price under $5.00 will not be considered a penny stock if it fits within any of the following exceptions, which are not applicable to our securities:

     o The equity security is listed on Nasdaq or a national securities exchange;

     o The issuer of the equity security has been in continuous operation for less than three years, and either has (a) net tangible assets of at least $5,000,000, or (b) average annual revenue of at least $6,000,000; or

     o The issuer of the equity security has been in continuous operation for more than three years, and has net tangible assets of at least $2,000,000.

         If you buy or sell a penny stock, these regulations require that you receive, prior to the transaction, a disclosure explaining the penny stock market and associated risks. Furthermore, trading in our common stock would be subject to Rule 15g-9 of the Exchange Act, which relates to non-Nasdaq and non-exchange listed securities. Under this rule, broker-dealers who recommend our securities to persons other than established customers and accredited investors must make a special written suitability determination for the purchaser and receive the purchaser's written agreement to a transaction prior to sale.

         Penny stock regulations will tend to reduce market liquidity of our common stock, because they limit the broker-dealers' ability to trade, and a purchaser's ability to sell the stock in the secondary market. The low price of our common stock will have a negative effect on the amount and percentage of transaction costs paid by individual shareholders. The low price of our common stock may also limit our ability to raise additional capital by issuing additional shares. There are several reasons for these effects. First, the internal policies of many institutional investors prohibit the purchase of low-priced stocks. Second, many brokerage houses do not permit low-priced stocks to be used as collateral for margin accounts or to be purchased on margin. Third, some brokerage house policies and practices tend to discourage individual brokers from dealing in low-priced stocks. Finally, broker's commissions on low-priced stocks usually represent a higher percentage of the stock price than commissions on higher priced stocks. As a result, our shareholders will pay transaction costs that are a higher percentage of their total share value than if our share price were substantially higher.


                SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

         Some of the statements under "Prospectus Summary," "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business," and elsewhere in this prospectus constitute forward-looking statements. These statements involve risks known to us, significant uncertainties, and other factors which may cause our actual results, levels of activity, performance, or achievements to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by those forward-looking statements.

         You can identify forward-looking statements by the use of the words "may," "will," "should," "could," "expects," "plans," "anticipates," "believes," "estimates," "predicts," "intends," "potential," "proposed," or "continue" or the negative of those terms. These statements are only predictions. In evaluating these statements, you should specifically consider various factors, including the risks outlined above. These factors may cause our actual results to differ materially from any forward-looking statement.

         Although we believe that the exceptions reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements.

                                 USE OF PROCEEDS

         We estimate that we will receive net proceeds of approximately $4,900,000 from the sale of 5,000,000 shares of our common stock after deducting expenses of this offering. We expect to use the net proceeds over the next 12 months approximately as follows:

         We intend to use approximately $183,000 to repay a portion of our outstanding indebtedness, of which, at November 30, 2001, approximately $83,000 was owed to Shannon Investments, Inc., a shareholder of the Company, and approximately $100,000 was owed to Oncor Partners, Inc., a company of which Edward T. Whelan, our Chief Executive Officer and one of our directors, is President and a shareholder.

         We intend to use the remaining net proceeds (approximately $4,717,000) for working capital and for general corporate purposes. Pending such uses, the net proceeds will be invested in short-term, interest-bearing, investment grade securities.

         The foregoing represents our current estimate of the uses of the net proceeds of this offering and is based on certain assumptions regarding our business, including the assumption that our sales and marketing plan can be accomplished at the projected costs. Future events, including the problems, delays, expenses and complications frequently encountered by companies which seek to establish new products or introduce products to a new market, as well as changes in economic, regulatory or competitive conditions, and the success of our marketing activities, may make shifts in the allocation of funds necessary or desirable. There can be no assurance that our estimates will prove to be accurate or that unforeseen expenses will not be incurred.

         We believe that the net proceeds of the sale of at least 500,000 shares in this offering, together with anticipated revenues from sales of our products, will satisfy our capital requirements for at least the next 12 months.


                                    DILUTION

         If you purchase shares in this offering, you will experience immediate and substantial dilution in your investment. "Dilution" is the reduction in the value of a purchaser's investment and represents the difference between the price paid for the shares and the "net tangible book value" per share of the common stock acquired in the offering. Net tangible book value per share represents the book value of our tangible assets less the amount of our liabilities, divided by the number of shares of common stock outstanding.

         At December 10, 2001, there were 6,630,004 shares of common stock issued and outstanding. Without taking into account any changes in our net tangible book value after that date other than to give effect to the estimated net cash proceeds of $4,900,000 from the sale of the 5,000,000 shares offered hereby (after deducting estimated expenses of the offering that total approximately $100,000), at an offering price of $1.00 per share, the amount of increase in net tangible book value as of that date attributable to the sale of shares offered hereby would have been $0.42 per share, representing an immediate dilution to investors in this offering of $0.58 per share and an immediate increase of $0.43 per share to present shareholders.

         The following table illustrates the per share dilution if we sell all 5,000,000 shares at a price of $1.00 per share, less offering expenses of $100,000.

              Net tangible book value per share at September 30, 2001.....................    $(0.01)
              Pro Forma net tangible book value per share after the offering..............      0.42
              Pro Forma increase in net tangible book value per share
                attributable to investors in this offering................................      0.43
              Pro Forma dilution per share to investors in the offering...................      0.58

         The following table illustrates the per share dilution if we sell only 2,500,000 shares at a price of $1.00 per share, less the offering expenses of $100,000.

              Net tangible book value per share at September 30, 2001.....................     (0.01)
              Pro Forma net tangible book value per share after the offering..............      0.26
              Pro Forma increase in net tangible book value per share
                attributable to investors in this offering................................      0.27
              Pro Forma dilution per share to investors in the offering...................      0.74

         The following table illustrates the per share dilution if we sell only 500,000 shares at a price of $1.00 per shares, less the offering expenses of $100,000.

              Net tangible book value per share at September 30, 2001.....................     (0.01)
              Pro Forma net tangible book value per share after the offering..............      0.06
              Pro Forma increase in net tangible book value per share
                attributable to investors in this offering................................      0.07
              Pro Forma dilution per share to investors in the offering...................      0.94

         The following table summarizes the investments of all existing shareholders and new investors after giving effect to the sale of all of the shares offered hereby:


                                                             Shares Purchased
                                                        ---------------------------           Total
                                                          Number            Percent          Amount
                                                        ----------          --------        ----------
              Existing Shareholders..............        6,630,004             57%         $  (59,549)
              New Investors(1)...................        5,000,000             43%          5,000,000
                                                         ---------            ---           ---------
              Total..............................       11,630,004            100%         $4,940,451
                                                        ==========            ===           =========

---------------

(1) Assumes the sale of all 5,000,000 shares offered under this prospectus. The dilutive effect of the offering would be different if we are unsuccessful in selling all of the shares. For example, if we were to sell only (A) a nominal number of shares in this offering, or (B) half of the shares offered by this prospectus, the investment by the new investors and existing shareholders would be as follows:

                                                             Shares Purchased
                                                          -------------------------           Total
              (A)                                         Number            Percent          Amount
                                                          ------            -------          ------
              Existing Shareholders..............        6,630,004             93%         $ (59,549)
              New Investors(1)...................          500,000              7%           500,000
                                                         ---------            ---          ---------
              Total..............................        7,130,004            100%          $440,451
                                                         =========            ===          =========

                                                             Shares Purchased
                                                         --------------------------           Total
              (B)                                         Number            Percent          Amount
                                                          ------            -------          ------
              Existing Shareholders..............        6,630,004             73%         $  (59,549)
              New Investors(1)...................        2,500,000             27%          2,500,000
                                                         ---------            ----         ----------
              Total..............................        9,130,004            100%         $2,440,451
                                                         =========            ===           =========


                                 CAPITALIZATION

         We are authorized to issue 50,000,000 shares of common stock par value $0.0001 per share and

10,000,000 shares of preferred stock par value $0.0001 per share. At September 30, 2001, there were 6,630,004 shares of common stock issued and outstanding. Since that date, we issued an aggregate of 179,004 shares of common stock. A total of 1,500,000 shares of common stock are reserved for issuance upon the exercise of options granted under our stock option plan to key employees, officers, directors and consultants.

         The following table sets forth (i) our total capitalization as of September 30, 2001, (ii) capitalization at the date on a pro forma basis to reflect acquisitions completed after September 30, 2001; and (iii) our total capitalization at that date on a pro forma as adjusted basis to reflect the sale of the shares of common stock offered hereby (based on an assumed offering price of $1.00 per share) and the application of the estimated net proceeds therefrom, all as if they occurred on September 30, 2001. The information below is qualified in its entirety by, and should be read in conjunction with, "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the financial statements appearing at the end of this prospectus.


                                                                             As of September 30, 2001
                                                             ---------------------------------------------------------
                                                                                                        Pro Forma
                                                                   Actual            Pro Forma         as Adjusted
                                                                  --------          -----------        -----------

Cash and Cash Equivalents                                        $  12,784          $ 4,736,784         $ 4,736,784
                                                                 =========          ===========         ===========
Debt:
   Shannon investment.....................................       $  60,000          $                   $
   Accrued interest.......................................          23,540               23,540                   -
   Note payable - Navistar................................          20,835               20,835                   -
   Note payable - Gerren..................................               -                    -                   -
   Note payable - Other...................................         100,000                    -                   -
                                                                   -------          -----------         -----------
       Total Debt.........................................         204,375               44,375                   -
                                                                   -------           ----------
Stockholders Equity:
   Common stock of the Predecessor
   Common Stock of the Company, par value $.01 per share
     50,000,000 shares authorized, 6,580,004 and
     11,480,004 issued and outstanding pro forma and pro
     forma as adjusted....................................
                                                                    65,800              111,800             114,800
   Additional paid-in capital.............................         162,650            5,012,650            5,012650
   Accumulated deficit....................................        (543,985)            (543,985)           (543,985)
                                                                -----------          ----------          -----------
       Total stockholders equity..........................        (315,535)           4,584,465           4,583,465
                                                                -----------           ---------           ---------
Total capitalization......................................    $   (111,160)         $ 4,628,840         $ 4,583,465
                                                                ===========           =========           =========

                         DETERMINATION OF OFFERING PRICE

Our management has arbitrarily determined the offering price of the shares offered hereby. The offering price bears no relationship to our assets, book value, net worth, or other economic or recognized criteria of value. You should not regard the offering price to be an indication of future market price of our securities. In determining the offering price, we considered factors such as the prospects for our products, our management's previous experience, our historical and anticipated results of operations and our present financial resources.


            MARKET FOR COMMON EQUITY AND RELATED SHAREHOLDERS MATTERS

MARKET FOR COMMON STOCK

         Our common stock is traded on the OTC Bulletin Board under the symbol "MRGI."

         Our shares began trading on the OTC Bulletin Board on January 10, 2001. Prior to that date, there was no public market for our shares.

         The following table contains information about the range of high and low bid prices for our common stock for each full quarterly period since our shares began publicly trading, based upon reports of transactions on the OTC Bulletin Board.


                                                                             High         Low
                                                                             ----         ----
                  2001
                      First Quarter (commencing January 10)............      $1.88        $0.03
                      Second Quarter...................................       0.75         0.20
                      Third Quarter....................................       2.27         0.45
                      Fourth Quarter (through December 17).............       1.30         0.33


         The source of these high and low prices was the OTC Bulletin Board. These quotations reflect inter-dealer prices, without retail mark-up, mark-down or commissions and may not represent actual transactions. The high and low prices listed have been rounded up to the next highest two decimal places.

         The market price of our common stock is subject to significant fluctuations in response to variations in our quarterly operating results, our public announcements regarding our then-pending acquisition of Military Resale Group, general trends in the market for the products we distribute, and other factors, over many of which we have little or no control. In addition, board market fluctuations, as well as general economic, business and political conditions, may adversely affect the market for our common stock, regardless of our actual or projected performance. On December 17, 2001, the closing bid price of the common stock as reported by the OTC Bulletin Board was $0.42 per share.

HOLDERS

         As of December 10, 2001, there were approximately 300 shareholders of record of our common stock.

DIVIDEND POLICY

         We have not paid cash dividends on our common stock and do not intend to pay any cash dividends in the foreseeable future.

                MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                       CONDITION AND RESULTS OF OPERATIONS

OVERVIEW

         The following discussion and analysis of the financial condition and results of operations should be read in conjunction with our financial statements and notes appearing elsewhere in this Prospectus. This discussion and analysis contains forward-looking statements that involve risks and uncertainties. Our actual results may differ materially from those anticipated in these forward-looking statements as a result of certain factors, including, but not limited to, those set forth below.

         During the past two fiscal years and prior to November 15, 2001 in fiscal year 2001, we did not generate any signification revenue, and accumulated no significant assets, as we explored various business opportunities. On November 15, 2001, the date of the Reverse Acquisition, in exchange for a controlling interest in our publicly-held "shell" corporation, we acquired 98.2% of the issued and outstanding capital stock of Military Resale Group, Inc., a Maryland corporation ("MRG-Maryland"). For financial reporting purposes, MRG-Maryland was considered the acquirer in such transaction. As a result, our historical financial statements for any period prior to November 15, 2001 are those of MRG-Maryland.

         We are a regional distributor of grocery and household items specializing in distribution to the military market. We distribute a wide variety of items, including fresh and frozen meat and poultry, seafood, frozen foods, canned and dry goods, beverages, dairy products, paper goods and cleaning and other supplies. Our operations are currently directed to servicing the commissaries and exchanges at five military installations located in Colorado, Wyoming and South Dakota, including the Air Force Academy, located in Colorado Springs, Colorado. We are approved by the Department of Defense to contract with military commissaries and exchanges.

         Military commissaries are large supermarket-type stores operated by the United States Defense Commissary Agency ("DeCA") to provide grocery items for sale to authorized patrons at the lowest practicable prices in facilities designed and operated under standards similar to those in commercial food stores. As of September 2000, there were 296 commissaries worldwide, of which approximately 182 were located in the Continental U.S. and approximately 114 were located overseas. Commissaries are authorized by law to sell goods only to authorized patrons, which include the approximately 1.4 million active duty U.S. military personnel, their dependents and certain authorized reservists and retirees. As of September 30, 2000, these authorized patrons totaled approximately 13.7 million individuals. Annual worldwide commissary sales totaled more than $5 billion in 2000.

RESULTS OF OPERATIONS

         In our two most recent fiscal years, we generated $7,597,315 in revenue and we incurred operating losses totaling $133,955. During the nine months ended September 30, 2001, we had sales revenues of $3,539,734 and we incurred operating losses totaling $328,007. This factor, among others, raises substantial doubt concerning our ability to continue as a going concern. We intend to use capital and debt financing as needed to supplement the cash flows that we expect will be provided by on-going operations. Our primary source of capital historically has been the current shareholders. Management intends to augment the current source of capital through the sale of our securities offered in this offering and private equity sources if available.

         During the year ended December 31, 2000, we had sales revenues of $4,480,305. During the year then ended, we devoted our efforts primarily to developing our products and services, implementing our business strategy and raising working capital through equity financing. Our revenues are primarily dependent upon our ability to cost-effectively and efficiently develop and market our products and services.

         Realization of sales of our products and services is vital to operations. We may not be able to continue as a going concern without realizing additional sales or raising additional capital. We cannot guarantee that we will be able to compete successfully or that the competitive pressures we may face will not have a material adverse effect on our business, results of operations and financial condition. Additionally, other companies with superior capital resources could force us out of business.

         While we have been able to generate revenues since inception, we have been limited in the scope of potential clients that could expand due to the lack of working capital. We expect that this offering will enhance our ability to pursue and enter into distribution agreement and contracts to offer additional products to the military bases we serve.

FUTURE BUSINESS

         EXPAND DISTRIBUTION CAPABILITIES. We currently direct our focus to the distribution of products to commissaries located in the Midwest Region of the United States, which represents only one of the four DeCA regions. We do not currently sell to commissaries located overseas or to military exchanges. An important part of our strategic plan is to expand our distribution capabilities, both in the domestic and overseas markets, by acquiring or contracting with distributors, as opportunities permit.

         EXPAND PRODUCT OFFERINGS. Industry data indicate that the average number of items stocked by the typical civilian supermarket is approximately 18,015 as compared to approximately 13,111 for a commissary. We believe the discrepancy results primarily from the reluctance of certain large manufacturers and many medium and small manufacturers to undertake the administrative burden of obtaining DeCA's approval of products to be sold to commissaries. Under Federal procurement rules, a manufacturer may either represent itself or retain a third-party representative on an exclusive basis to negotiate, supply, invoice and otherwise manage its products within the DeCA system. Our management believes there are many additional manufacturers with products that would meet the DeCA procurement standards and are desirous of selling to the military but that are unable or unwilling to commit the personnel and other resources necessary to comply with the DeCA procurement regulations and procedures required to enable them to sell their products to military commissaries.

         GROWTH THROUGH ACQUISITIONS. We intend to pursue an aggressive acquisition program to increase the number of our offered products, strengthen our ability to sell to the military exchange and commissary systems, and broaden our geographic reach to sell and distribute products in domestic and overseas regions that we do not currently service. We believe the industry in which we operate is highly fragmented, consisting primarily of small local brokers and distributors that limit their operations to a narrow range of offered products or distribute products only to commissaries or exchanges in selected regions. In view of the current state of the industry and the trend to centralize the management of the commissary system and enhance its cost-effectiveness, we believe significant opportunities are available to a business that can consolidate the capabilities and resources of a number of existing brokers and distributors in the military consumer goods market, including the cost savings that are inherent in a vertically integrated business. We intend to implement an aggressive acquisition program promptly that is designed to expand our range of offered products and enable us to distribute products to commissaries and exchanges in additional geographic markets.

         IMPROVE MANAGEMENT INFORMATION SYSTEMS. We are committed to improving our management information systems to enable management to more efficiently track sales and product shipments. We believe that, upon completion of this project, we will have achieved significant progress in creating an improved infrastructure capable of supporting expanded product offerings.

LIQUIDITY AND CAPITAL RESOURCES

         Given our current negative cash flows, it will be difficult for us to continue as a going concern. While the recent borrowings from related parties allow us to pursue revenue, and cash, generating contracts and opportunities, it may be necessary to raise additional funds or reduce cash expenditures. Funds could be generated through the issuance of additional stock or through the sale of debenture or other debt offerings. Cash expenditures could be eased through a reduction in overhead costs, including but not limited to labor and associated employee benefits.

         As mentioned in our audited financial statements included in this filing our un-audited financial statements have been prepared on the assumption that we will continue as a going concern. Our product line is limited and it has been necessary to rely upon financing from the sale of our equity securities to sustain operations. Additional financing will be required if we are to continue as a going concern. If additional financing cannot be obtained, we may be required to scale back or discontinue operations. Even if additional financing is available there can be no assurance that it will be on terms favorable to us. In any event, such financing will result in immediate and possibly substantial dilution to existing shareholders.

                                    BUSINESS
Overview

         We are a regional distributor of grocery and household items specializing in distribution to the military market. We distribute a wide variety of items, including fresh and frozen meat and poultry, seafood, frozen foods, canned and dry goods, beverages, dairy products, paper goods and cleaning and other supplies. Our operations are currently directed to servicing the commissaries and exchanges at six military installations located in Colorado, Wyoming and South Dakota, including the Air Force Academy located in Colorado Springs, Colorado. We are approved by the Department of Defense to contract with military commissaries and exchanges.

         Military commissaries are large supermarket-type stores operated by the United States Defense Commissary Agency ("DeCA") to provide grocery items for sale to authorized patrons at the lowest practicable prices in facilities designed and operated under standards similar to those in commercial food stores. As of September 2000, there were 296 commissaries worldwide, of which 182 were located in the continental United States and 114 were located overseas. Commissaries are authorized by law to sell goods only to authorized patrons, which include the approximately 1.4 million active duty U.S. military personnel, their dependents and certain authorized reservists and retirees. As of September 30, 2000, these authorized patrons totaled approximately 13.7 million individuals. Annual worldwide commissary sales totaled more than $5 billion in 2000.

         The categories and varieties of merchandise that may be sold in a commissary is strictly regulated by DeCA, as is the cost at which items may be purchased for resale. Under DeCA regulations, all items sold though the commissary system must be sold at cost. The military commissary system is generally self-funded and receives an annual appropriation from Congress primarily to pay the salaries of those who work for the commissaries. Store operations are funded by a 5% surcharge (not a tax) levied on the total amount of the customers' purchases. The surcharge pays for new commissary construction and renovation, new equipment and maintenance, paper bags, shopping carts and other operating costs. In selling products at cost, commissaries are considered an integral part of the military's pay and compensation package.

         The military exchange system consists of nearly two dozen separate business enterprises, including main exchange stores, convenience stores, package stores, food operations, gas stations, movie theaters and others, operated by the various military services for the benefit of military personnel and other qualified patrons. As of September 30, 2000, there were 548 "main exchanges" worldwide, and approximately 20,000 other exchange service-operated facilities. Annual sales from the exchange systems' worldwide business operations totaled more than $10 billion in 2000. Currently, we do not sell products to the military exchange system, but plan to begin selling to this area in the future.

STRATEGIC PLAN

         EXPAND DISTRIBUTION CAPABILITIES. We currently direct our focus to the distribution of products to commissaries located in the Midwest Region of the United States, which represents only one of the seven DeCA regions. We do not currently sell to commissaries located overseas or to military exchanges. An important part of our strategic plan is to expand our distribution capabilities, both in the domestic and overseas markets, by acquiring or contracting with distributors, as opportunities permit.

         EXPAND PRODUCT OFFERINGS. Industry data indicate that the average number of items stocked by the typical civilian supermarket is approximately 18,015 as compared to approximately 13,111 for a commissary. We believe the discrepancy results primarily from the reluctance of certain large manufacturers and many medium and small manufacturers to undertake the administrative burden of obtaining DeCA's approval of products to be sold to commissaries. Under Federal procurement rules, a manufacturer may either represent itself or retain a third-party representative on an exclusive basis to negotiate, supply, invoice and otherwise manage its products within the DeCA system. Our management believes there are many additional manufacturers with products that would meet the DeCA procurement standards and are desirous of selling to the military but that are unable or unwilling to commit the personnel and other resources necessary to comply with the DeCA procurement regulations and procedures required to enable them to sell their products to military commissaries.

         GROWTH THROUGH ACQUISITIONS. We intend to pursue an aggressive acquisition program to increase the number of our offered products, strengthen our ability to sell to the military exchange and commissary systems, and broaden our geographic reach to sell and distribute products in domestic and overseas regions that we do not currently service. We believe the industry in which we operate is highly fragmented, consisting primarily of small local brokers and distributors that limit their operations to a narrow range of offered products or distribute products only to commissaries or exchanges in selected regions. In view of the current state of the industry and the trend to centralize the management of the commissary system and enhance its cost-effectiveness, we believe significant opportunities are available to a business that can consolidate the capabilities and resources of a number of existing brokers and distributors in the military consumer goods market, including the cost savings that are inherent in a vertically integrated business. We intend to implement an aggressive acquisition program promptly that is designed to expand our range of offered products and enable us to distribute products to commissaries and exchanges in additional geographic markets.

         IMPROVE MANAGEMENT INFORMATION SYSTEMS. We are committed to improving our management information systems to enable management to more efficiently track sales and product shipments. We believe that, upon completion of this project, we will have achieved significant progress in creating an improved infrastructure capable of supporting expanded product offerings.

PURCHASING AND SUPPLY

         Currently, we distribute an aggregate of over 3,325 Stock Keeping Units
(SKUs) from approximately 65 manufacturers. Products distributed include including fresh and frozen meat and poultry, seafood, frozen foods, canned and dry goods, beverages, dairy products, paper goods and cleaning and other supplies.

         The majority of our revenues are derived from products that we purchase outright from manufacturers and resell to commissaries. In this arrangement, the manufacturer maintains an account with DeCA through the Electronic Data Interchange ("EDI") system. Generally, the manufacturer also selects the broker or brokers to merchandise the products and is actively involved in the sale of its products to commissaries/exchanges and the interaction between the commissaries/exchanges, brokers and us. Payment for products are remitted by DeCA to the manufacturer within seven days after the end of each roll-up period with respect to meats, 10 days with respect to dairy products and 23 days with respect to most other products. The manufacturer pays us a fee based on a specified percentage of the purchase price paid by DeCA.

         For the year ended December 31, 2001, approximately 40% of our revenues were derived from the sale of products on a consignment basis. In a consignment sale, the manufacturer is involved in all facets of the transaction. It appoints and monitors brokers, maintains the account with DeCA, receives payment from DeCA, and pays us a fee based on a percentage of the purchase price paid by DeCA.

         For the year ended December 31, 2001, approximately 60% of our revenues were derived from the purchase and sale of products in which we acted as principal and dealt directly with DeCA. In such instances, we purchase the product from manufacturers and resell such products to commissaries at the best price attainable. We, rather than the manufacturer, maintain an account with DeCA through the EDI system and receive payments directly from DeCA as if we were the manufacturer of the products.

MARKETING AND CUSTOMER SERVICE

         Our senior management is involved in maintaining relationships with key customers and securing new accounts. We also maintain good relationships with brokers, which have been an effective source of new products. We believe that our ability to consistently provide a high level of service makes us desirable to brokers who want to ensure on-time delivery of the products they represent. We rigorously monitor the quality of our service. Our personnel frequently visit the commissaries that we serve and we are in constant communication with commissaries in order to ensure on-time order fulfillment.

OPERATIONS AND DISTRIBUTION

         Our operations can generally be categorized into two business processes: (i) product replenishment and (ii) order fulfillment. Product replenishment involves the management of logistics from the vendor location through the delivery of products to our distribution center. Order fulfillment involves all activities from order placement through delivery to the commissary location. We determine the quantities in which such products will be ordered from manufacturers. Order quantities for each product are systematically determined by us. Given our experience in managing our product flow, losses due to shrinkage, damage and product obsolescence represented less than 1/3 of 1% of 2000 net sales.

         We work closely with the commissaries in order to optimize transportation from vendor locations to the distribution center. By utilizing the collective demand of the commissaries for in-bound transportation, our own trucks and our expertise in managing transportation, we can ensure on-time delivery of products on a cost-effective basis. We believe that we realize significant cost savings by the consolidation of products from more than one vendor or for use by more than one commissary. We utilize a number of third party carriers to provide in-bound transportation services. None of these carriers is material to our operations.

         We currently warehouse approximately 3,325 Stock Keeping Units (SKUs) for distribution to commissaries. Products are inspected at our distribution center upon receipt and stored in racks. Our distribution center includes approximately 28,746 square feet of dry storage space, 2,000 square feet of frozen storage space, and 2,000 square feet of refrigerated storage space, as well as offices for operating, sales and customer service personnel and a management information system.

         We place a significant emphasis on providing a high service level in order fulfillment. We believe that by providing a high level of service and reliability, we reduce our costs by reducing the number of reorders and redeliveries. Each commissary places product orders based on recent usage, estimated sales and existing inventories. We have developed pre-established routes and pre-arranged delivery times with each customer. Product orders are placed with us six times a week either through our customer service representative or through electronic transmission using the EDI system. Approximately 60% of our orders are received electronically. Orders are generally placed on a designated day in order to coordinate with our pre-established delivery schedules. Processing and dispatch of each order is generally completed within seven hours of receipt and our standards require each order to be delivered to the customer within one hour of a pre-arranged delivery time.

         Products are picked and labeled at each distribution center. The products are placed on pallets for loading of outbound trailers. Delivery routes are scheduled to both fully utilize the trailers' load capacity and minimize the number of miles driven. We transport approximately 1,950 tons of product annually. Our trucks travel in excess of 139,000 miles annually.

THE MILITARY MARKET

         GENERAL. The United States military market is composed of three main groups: the active members of the four branches of the United States military -- Army, Navy, Air Force and Marines; military retirees; and members of the military reserve. Including disabled veterans, overseas civil service personnel and dependents of all of these groups, and patrons of military commissaries and exchanges number over 13 million.

         Accordingly to DeCA trade publications, active duty personnel generally are well-educated, well paid and sophisticated. They enjoy a high standard of living with excellent benefits, and, therefore, constitute an excellent market for a variety of goods and services. Military retirees consist of military personnel who retire after 20 years or more of service with full commissary and exchange privileges. Military retirees generally are younger than civilian retirees and tend to engage in second careers after retirement. As a result, they generally are affluent, and like active duty personnel, provide an excellent market for goods and services offered by commissaries and exchanges. Within the last several years, reservists were granted full commissary and exchange benefits while on active duty. Reservists for the most part mirror a cross-section of the general United States population. Generally, they do not shop at commissaries and exchanges as often as members of the other military groups, but tend to buy larger quantities at each trip.

         The United States has streamlined its Armed Forces in the post-Cold War era. Despite these reductions, the United States military resale market continues to remain strong. In the fiscal year of DeCA ended September 30, 2000, total annual worldwide commissary and exchange sales was approximately $15 billion, with approximately $11.8 billion of these sales in the United States. Since 1945, there has been a major military build-down following each of World War II, the Korean War and the Vietnam war. The military market for consumer goods continued to prosper through each one. The post-Cold War reduction in manpower has not been as severe as previous reductions, and largely has been achieved by early retirement, and the curtailment of inductees. Retirees have earned and retained the privilege to shop in commissaries and exchanges, and Congress has elected to extend the shopping privilege to those forced out prior to retirement.

         THE COMMISSARY SYSTEM. Military commissaries are the supermarkets of the military. The stated mission of the commissary system is to provide grocery items for sale to authorized patrons at the lowest possible prices in facilities designed and operated like private-sector supermarkets. The assortment of brands of merchandise, however, is limited to those that meet the reasonable demands of commissary patrons, and commissaries currently are prohibited by law from carrying certain merchandise, including beer and wine and automotive supplies. Commissaries primarily stock and generally sell leading name brands and do not offer private label or unknown brands. In the case of many remote military bases, the commissary is the only source of groceries for military personnel.

         Commissaries sell their products at prices equal to cost plus a five percent surcharge. The only promotional fee that commissaries can accept is a direct reduction in price. Commissaries are prohibited from accepting other promotional items offered to private-sector stores, such as slotting allowances, display allowances or volume rebates. The commissary system receives an annual appropriation from Congress that pays for the salaries of commissary personnel and for the purchase of consumer goods for resale.

Store operations otherwise are funded from the five percent surcharge on purchases. Proceeds from the surcharge also pay for new commissary construction, renovation, new equipment and maintenance, shopping bags, shopping carts and various other items. Overseas commissaries also receive Federal funds for transportation and utility costs. Through payment of the surcharge, the patrons of the commissaries essentially have created a worldwide military shoppers' cooperative.

         The benefit provided by commissaries is an integral part of the military's pay and compensation package. Recent re-enlistment surveys show that commissaries rank second in importance only to the medical/dental benefit. Commissaries are among the only benefits aimed exclusively at the military family. As commissaries are prohibited by law from selling any product below cost, certain items (those used as loss leaders by private-sector stores) may be priced lower at private sector stores. Nevertheless, the annual savings amounts to approximately 25%. It has been estimated that the commissary system results in approximately $2 billion of annual savings for its patrons. As a result, based upon the annual Congressional appropriation of approximately $1 billion available to DeCA, the commissary system provides one of the few government benefits that delivers more than two dollars in direct benefit to the beneficiary for every dollar spent by the taxpayer.

         As of September 2000, there were a total of 296 commissaries worldwide, of which 182 were located in the continental United States. At such date, the average gross square footage of these commissaries was approximately 57,500, and the average monthly sales per square foot of selling space, a commonly used measure of efficiency of retail operations, was approximately double that of commercial supermarkets. In the fiscal year of DeCA ended September 30, 2000, total annual worldwide commissary sales were approximately $5 billion, with approximately $4.3 billion of these sales in the United States.

         The table below shows the dollar volume of commissary sales over the three-year period ended September 30, 2000, as reported by the American Logistics Association.

        Fiscal Year             Worldwide Store Sales(000s)
        -----------             ---------------------------
        2000                           $5,038,880
        1999                           $4,945,204
        1998                           $4,902,746

         DeCA recently completed the implementation of a store modernization program that has resulted in the opening or reopening of five to ten new stores a year, each generating between 25% to 30% more business from the same trading area. We believe DeCA's efforts to modernize facilities and merchandising and provide easy access, shorter lines and more convenient hours at commissaries will all contribute to increased sales volume in the commissary system.

         THE EXCHANGE SYSTEM. The military exchange system consists of nearly two dozen separate "businesses," including main exchange stores (department stores), convenience stores, package stores, food operations, gas stations, movie theaters, and others. The exchange system is a vast, logistically complex worldwide operation. Like the commissary system, the stated purpose of the exchange system is to improve the quality of life of military personnel and their families.

         The exchange system is a "non-appropriated fund" government activity, and, therefore, does not receive taxpayer subsidies. It is self-sustaining and operates at a profit generated by patron purchases. After expenses, all exchange earnings are returned to patrons in the form of new and improved exchanges and dividends paid to the sponsoring service's morale, welfare and recreation ("MWR") funds.

Appropriations by Congress only fund the cost of transporting goods from the United States to overseas military exchanges. All other costs and expenses, including building and operating costs, such as employees' salaries, are paid from exchange revenues. Unlike the commissary system, which is managed by one central governmental authority, each military service manages its own exchange program. These include the Army and Air Force Exchange Service (a joint military command), the Navy Exchange Service Command, the Marine Corps Retail Operations Branch, the Coast Guard and the Department of Veterans Affairs.

         Military exchanges consistently are ranked by military personnel among the top benefits provided to the military community. As is the case with commissaries, exchanges are prohibited from pricing products below cost; therefore, certain items offered as "loss leaders" in private-sector stores may be priced below prices offered by exchanges. Notwithstanding this constraint, exchanges typically provide their customers with savings ranging from 20% to 25% compared to civilian mass-merchandisers and department stores.

         At September 30, 2000, there were 548 "main exchanges" worldwide and approximately 20,000 exchange service-operated facilities. In the fiscal year of DeCA ended September 30, 2000, total annual worldwide exchange sales was approximately $9.75 billion, with approximately $7 billion of these sales in the United States.

         THE DEFENSE COMMISSARY AGENCY. DeCA, which is headquartered in Fort Lee, Virginia, was formed in October 1991 in an effort to consolidate the commissary system of each branch of the military into one efficient unit. Its stated mission is to ensure the commissary system provides United States military personnel and their families with needed groceries at the lowest possible price. DeCA's mission is recognized by many as essential to the military preparedness of the United States by assisting to maintain the morale, readiness and effectiveness of active duty troops, and by encouraging reenlistment of highly trained quality personnel.

          DeCA is part of the Department of Defense ("DoD") under the Assistant Secretary of Defense for Personnel and Readiness. It manages the total resources of all DoD commissaries worldwide, including personnel, facilities, supplies, equipment and funds. In October 1996, DeCA became a Performance Based Operation ("PBO"). This resulted in DeCA's obtaining special waivers from Federal procurement regulations, thereby allowing it to operate more efficiently and to adopt some characteristics of private-sector companies. As a PBO, DeCA will be striving for progressive market excellence through its "SAVER 2000" initiative -- providing Service, Access, Value, Efficiency and Response to customers and taxpayers.

         DeCA commands and centrally manages the commissary system through four commissary regions. Three regions are located in the continental United States and one in Europe. Daily operational support to the agency's regions, zone managers, commissaries and associated facilities is provided by an Operations Support Center located in Fort Lee, Virginia (the "OSC"), which is responsible for acquisitions, financial management, information technology/electronic commerce management, inventory management, food safety, marketing and transportation. All suppliers of goods to the commissary system are required to interface with the Marketing Business Unit (the "MBU") of the OSC, which combines several disciplines, such as operations, acquisition management and information management. The MBU is responsible for DeCA's electronic data interchange system, the preparation and administration of the resale ordering agreement used with suppliers, merchandising and marketing, and maintenance of the catalog master file, the list of products authorized to be carried by commissaries.

         The great majority of the DeCA buying and merchandising decisions for the seven DeCA regions are handled at DeCA's headquarters in Fort Lee, Virginia. Each region has its own Region Stock List ("RSL"). Within each RSL is a "Key Item List," which is a list of items that each store within that region should carry. Suppliers of brand name products must sell their products to the regional buyers to have their products included on that region's RSL. Once a product is listed on an RSL, it is the responsibility of the individual supplier to ensure that the product gets on the shelf. Many suppliers employ brokers, like us who function as sales representatives and provide a liaison with DeCA. Brokers also serve to promote the suppliers' products and ensure that the products are properly displayed and stocked on the shelf. Suppliers also contract with distributors who warehouse and ship the suppliers' products to the commissaries.

         Any supplier wishing to sell a product in the commissary system must complete and submit a product application to DeCA. DeCA analyzes each proposed product on the basis of price, quality, anticipated demand and other factors. If the proposed product meets DeCA's requirements, it will be assigned a Local Stock Number, a product identification number ("LSN"), and included on one or more RSLs. If the product is unique to the tastes of a particular region or regions, it will be placed on the RSL for those regions only. Depending on the type of product, it may also be included on the Key Item List of one or more regions.

COMPETITION

         The military resale market is a highly competitive market which is served by several large distributors, most notably SuperValu, Inc., Nash Finch Company and Fleming Companies, Inc., but is otherwise highly fragmented with hundreds of small, privately-held firms operating in the various distribution layers. We face competition from local, regional and national distributors on the basis of price, quality and assortment, schedules and reliability of deliveries and the range and quality of services provided.

         Because there are relatively low barriers to entry in the military resale market, we expect competition from a variety of established and emerging companies. Many of our competitors have longer operating histories, substantially greater financial, technical, marketing or other resources, or greater name recognition than we have. Our competitors may be able to respond more quickly than we can to new or emerging technologies and changes in customer requirements. In addition, consolidation in the industry, heightened competition among our vendors, new entrants and trends toward vertical integration could create additional competitive pressures that reduce our margins and adversely affect our business. If we fail to successfully respond to these competitive pressures or to implement our strategies effectively, it could have a material adverse effect on our financial condition and prospects.

PROPERTIES

         Our corporate headquarters is located at our distribution center in Colorado Springs, Colorado. The lease for our distribution center and corporate headquarters includes approximately 32,748 square feet, of which approximately 1,000 square feet is used for our corporate headquarters. The lease expires in the year 2006.

EMPLOYEES

         At December 10, 2001, we employed approximately 15 persons on a full-time basis, of which two were management personnel, three were office staff and ten were warehouse and distribution personnel. None of our employees are members of a trade union. All of our employees are employed at our corporate offices and distribution center located in Colorado, Springs, Colorado.

LEGAL PROCEEDINGS

         None

                                   MANAGEMENT

OFFICERS AND DIRECTORS

         The following table sets forth certain information with respect to each of our officers or directors as of December 10, 2001:



               NAME                 AGE                                POSITION
               ----                 ---                                --------
Edward T. Whelan.................     51     Chairman of the Board and Chief Executive Officer
Ethan D. Hokit...................     62     President, Chief Operating Officer and Director
Richard H. Tanenbaum.............     54     Director

EDWARD T. WHELAN was a co-founder and the Chairman and Chief Executive Officer of Military Resale Group, Inc. and, in November 2001, became the Chairman and Chief Executive Officer of the company in connection with our merger with Bactrol Technologies, Inc. From April 1998 until the present Mr. Whelan has also served as the President and principal stockholder of Xcel Associates, Inc., a company engaged in providing financial consulting to small and medium-sized companies and to high net worth individuals. Prior to co-founding Military Resale Group, Inc., Mr. Whelan spent the last 20 years starting and operating entrepreneurial businesses. He has founded and operated companies as diverse as Animated Playhouse; a theme restaurant with animated characters, to Physicians' Pharmaceutical Services, Inc., a packaged prescription pharmaceutical manufacturer. From 1968 to 1971, Mr. Whelan attended St. Peters College in Jersey City, New Jersey where he majored in Economics. Currently, Mr. Whelan does not receive a salary for his services as an officer of the company.

ETHAN D. HOKIT was a co-founder, a director and the President and Chief Operating Officer of Military Resale Group, Inc. and, in November 2001, became a director and the President and Chief Operating Officer of the company in connection with our merger with Bactrol Technologies, Inc. From 1983 until 1998, Mr. Hokit was the President of Front Range Distributors, Inc. where he successfully operated distributorships serving the five military bases in and around Colorado Springs, Colorado. Mr. Hokit graduated from the University of Oklahoma with a Bachelor of Science degree in Chemistry in 1960 and a Master's Degree in Clinical Chemistry in 1962.

RICHARD H. TANENBAUM was the general counsel and a director of Military Resale Group, Inc. and, in November 2001, became the general counsel and a director of the company in connection with its merger with Bactrol Technologies, Inc. Mr. Tanenbaum has practiced law since 1974. Currently, he practices law in Bethesda, Maryland where he specializes in contract negotiations, the purchase and sale of businesses, loan and real estate acquisitions, and related tax matters with an emphasis on commercial acquisitions, sales, leasing and other business considerations. Mr. Tanenbaum's previous professional legal experience includes being a Senior Partner of Lerch, Early, and Brewer, Chartered, a Bethesda, Maryland law firm of thirty-two attorneys, from 1977 until 1984, and an associate at the law firm of Jones, Day, Reavis & Pogue in their Washington, DC offices from 1974 until 1977. Prior to becoming an attorney, Mr. Tanenbaum was an accountant at the public accounting firm of Alexander Grant & Company. In addition to his work as an attorney, Mr. Tanenbaum's experience includes being a founder and President of Air Rights Title Associates and Professional Mortgage Associates, Inc., each a mortgage banking and brokerage company, from 1986 to 1987, when he sold his interests. Mr. Tannenbaum received his legal education at the Columbia Law School of the Catholic University of America. He received a Bachelor of Science degree from Bradley University.

EXECUTIVE COMPENSATION

         The table below sets forth the compensation earned for services rendered in all capacities for the fiscal years ended December 31, 1999 and 2000 by our executive officers in their capacities as officers and directors of Military Resale Group, Inc., a Maryland corporation.




                                                                                     LONG-TERM
                                                                                   COMPENSATION
                                                                                      AWARDS
                                                                                   -------------
                                                       ANNUAL COMPENSATION          SECURITIES
                                                      ----------------------        UNDERLYING          ALL OTHER
       NAME OF PRINCIPAL POSITION          YEAR       SALARY          BONUS         OPTIONS (#)       COMPENSATION
   -----------------------------------     ----       -------         -----        -------------      ------------
   Ethan D. Hokit, President and Chief     1999       $24,000           -                -                  -
   Operating Officer
                                           2000       $60,000           -                -                  -

   Edward T. Whelan, Chairman and Chief    1999         $0              -                -                  -
   Executive Officer
                                           2000         $0              -                -                  -


DIRECTORS' COMPENSATION

         Our directors are reimbursed for expenses incurred in attending meetings of the Board of Directors. Directors generally are not paid any separate fees for serving as directors.

STOCK OPTION PLAN

         In November 2001, we adopted the Military Resale Group, Inc. 2001 Employee Stock Option Plan (the "Option Plan") for the purpose of attracting, retaining and maximizing the performance of executive officers and key employees and consultants. We have reserved 1,500,000 shares of our common stock for issuance under the Option Plan. The Option Plan has a term of ten years and provides for the grant of "incentive stock options" within the meaning of
Section 422 of the Internal Revenue Code of 1986, as amended, non-statutory stock options, stock appreciation rights and restricted stock awards. It is contemplated that the Option Plan will eventually be administered by a Compensation Committee of the Board of Directors (the "Compensation Committee"), which Committee has not yet been created. The exercise price for non-statutory stock options may be equal to or more or less than 100 percent of the fair market value of shares of common stock on the date of grant. The exercise price for incentive stock options may not be less than 100 percent of the fair market value of shares of our common stock on the date of grant (110 percent of fair market value in the case of incentive stock options granted to employees who hold more than ten percent of the voting power of our issued and outstanding shares of common stock).

         Options granted under the Option Plan may not have a term of more than a ten-year period (five years in the case of incentive stock options granted to employees who hold more than ten percent of the voting power of our common stock) and generally vest over a three-year period. Options generally terminate three months after the optionee's termination of employment by us for any reason other than death, disability or retirement, and are not transferable by the optionee other than by will or the laws of descent and distribution.

         The Option Plan also provides for grants of stock appreciation rights ("SARs"), which entitle a participant to receive a cash payment, equal to the difference between the fair market value of a share of our common stock on the exercise date and the exercise price of SAR. The exercise price of any SAR granted under the Option Plan will be determined by the Board of Directors in its discretion at the time of the grant. SARs granted under the Option Plan may not be exercisable for more than a ten year period. SARs generally terminate one month after the grantee's termination of employment by us for any reason other than death, disability or retirement. Although the Board of Directors has the authority to grant SARs, it does not have any present plans to do so.

         Restricted stock awards, which are grants of shares of our common stock that are subject to a restricted period during which such shares may not be sold, assigned, transferred, made subject to a gift, or otherwise disposed of, or mortgaged, pledged or otherwise encumbered, may also be made under the Option Plan. At this time, the Board of Directors has not granted, and does not have any plans to grant, restricted shares of common stock.

         As of December 10, 2001, options to purchase an aggregate of 1,000,000 shares of our common stock have been granted to our employees, officers, directors and/or consultants under the Option Plan. Such options are one-year options to purchase an aggregate of 1,000,000 shares of our common stock at an exercise price of $0.50.

                             PRINCIPAL STOCKHOLDERS

         The following table sets forth as of December 10, 2001 certain information regarding the beneficial ownership of our common stock by (a) each person who is known to us to be the beneficial owner of more than five percent (5%) of our common stock, (b) each director and executive officer and (c) all directors and executive officers as a group. Except as otherwise indicated, the persons or entities listed below have sole voting and investment power with respect to all shares of common stock beneficially owned by them, except to the extent such power may be shared with a spouse. The percentage of beneficial ownership is based upon 6,630,004 shares of our common stock outstanding as of December 10, 2001.


                                             SHARES OF COMMON STOCK            BENEFICIAL OWNERSHIP AFTER
                                           OWNED PRIOR TO OFFERING(1)                OFFERING(%)(1)
                                         -------------------------------  ----------------------------------
            NAME AND ADDRESS                 AMOUNT               %       500,000      2,500,000   5,000,000
     -----------------------------       --------------    -------------  --------     ---------   ---------
                                                                           SHARES        SHARES     SHARES
                                                                          --------     ---------   ---------
 Edward T. Whelan.....................  3,650,000(2)      55.05%           51.19%         39.98%       31.38%
 135 First Street
 Keyport, New Jersey 07735

 Edward Meyer, Jr.....................  2,710,500(3)     40.88             38.01          29.67        23.30
 32 Daniel Drive
 Hazlet, New Jersey 07730

 Xcel Associates, Inc. ...............  2,210,050         33.33            31.00          24.21        19.00
 224 Middle Road
 Hazlet, New Jersey 07730

 Ronald Steenbergen...................  1,000,000(4)      13.11            12.30           9.87         7.92
 4 Cho Yuen Street
 Wah Shun Industrial Building
 Yau Tong, Kolwoon
 Peoples Republic of China

 Ethan D. Hokit.......................    440,000(5)      6.64             6.17          4.82          3.78
 3305 Blodgett Drive
 Colorado Springs, Colorado 80919

 Richard H. Tanenbaum.................    450,000         6.79             6.31          4.93          3.87
 7315 Wisconsin Avenue
 Suite 775N
 Bethesda, Maryland 20814

 Shannon Investments, Inc. ..........     400,000         6.03              5.61          4.38          3.44
 224 Middle Road
 Hazlet, New Jersey 07730

 Directors and executive officers as
   a group (three persons)...........   4,540,000        68.48             63.67         49.73         39.04


------------------

(1) For purposes of this table, information as to the beneficial ownership of shares of our common stock is determined in accordance with the rules of the Securities and Exchange Commission and includes general voting power and/or investment power with respect to securities. Except as otherwise indicated, all shares of our common stock are beneficially owned, and sole investment and voting power is held, by the person named. For purposes of this table, a person or group of persons is deemed to have "beneficial ownership" of any shares of our common stock which such person has the right to acquire within 60 days after the date of this Report. For purposes of computing the percentage of outstanding shares of our common stock held by each person or group of persons named above, any shares which such person or persons has the right to acquire within 60 days after the date of this Report is deemed to be outstanding but is not deemed to be outstanding for the purpose of computing the percentage ownership of any other person. The inclusion herein of such shares listed beneficially owned does not constitute an admission of beneficial ownership.

(2) Includes 400,000 shares of our common stock owned of record by Shannon Investments, Inc., of which Mr. Whelan is a principal shareholder, and 2,210,050 shares owned of record by Xcel Associates, Inc., of which Mr. Whelan is a principal shareholder.

(3) Includes 2,210,050 shares owned of record by Xcel Associates, of which Mr. Meyer is a principal shareholder.

(4) Represents 1,000,000 shares of our common stock issuable upon the exercise of currently exercisable stock options.

(5) Includes 400,000 shares of our common stock owned of record by Mary Hokit, the wife of Mr. Hokit.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         In October 1997, we borrowed $60,000 from Shannon Investments, Inc., one of our shareholders, and in connection therewith we executed a promissory note in favor of such lender. As of November 30, 2001, that is controlled by Edward T. Whelan, our Chairman of the Board and Chief Executive Officer, the outstanding balance due under the promissory note was approximately $83,000.

          Mr. Whelan also is the President and a principal shareholder of Xcel Associates, Inc., which is one of our principal shareholders. [In addition, on February 1, 2001, we entered into a Business Consulting Agreement with Mr. Whelan and Edward Meyer, Jr. for the provision of marketing and managerial consulting services. The term of the agreement is 11 months. For their services, Messrs. Whelan and Meyer will receive an aggregate of 290,000 shares of our common stock.]

         Xcel Associates, Inc. maintains office space in our corporate offices without charge.

         On August 14, 2001, we borrowed $100,000 from Oncor Partners, Inc., a company of which Edward T. Whelan, our Chairman of the Board and Chief Executive Officer, is President and a shareholder. The loan bears no interest and has a term of one year. As of September 30, 2001, the outstanding balance due under the promissory note was approximately $100,000.

         In February 2001, we issued 145,000 shares of our common stock to Edward T. Whelan, our Chairman and Chief Executive Officer, for consulting services performed for the company.

         In February 2001, we issued 50,000 shares of our common stock to Jerry Gruenbaum, Esq., our corporate counsel at the time of issuance, for legal services performed for the company. On March 23, 2001, we placed a stop transfer order on these 50,000 shares.

         In August 2001, we issued 20,000 shares of our common stock to Alan Finfer, a director and our Secretary and Treasurer at the time of issuance, for consulting services performed for the company.

                            DESCRIPTION OF SECURITIES

         Our authorized capital stock consists of 50,000,000 shares of common stock, par value $.0001 per share, and 10,000,000 shares of preferred stock, par value $.0001 per share. As of December 10, 2001, 6,630,004 shares of common stock were issued and outstanding and no shares of preferred stock were issued and outstanding. In addition, at such date, 1,000,000 shares of common stock were reserved for issuance upon the exercise of outstanding options and warrants.

COMMON STOCK

         VOTING, DIVIDEND AND OTHER RIGHTS. Each outstanding share of common stock will entitle the holder to one vote on all matters presented to the shareholders for a vote. Holders of shares of common stock will have no preemptive, subscription or conversion rights. All shares of common stock to be outstanding following this offering will be duly authorized, fully paid and non-assessable. Our Board of Directors will determine if and when distributions may be paid out of legally available funds to the holders. We have not declared any cash dividends during the past fiscal year with respect to the common stock. Our declaration of any cash dividends in the future will depend on our Board of Directors' determination as to whether, in light of our earnings, financial position, cash requirements and other relevant factors existing at the time, it appears advisable to do so. In addition, we were a party to a credit facility that prohibits the payment of dividends without the lender's prior consent.

         RIGHTS UPON LIQUIDATION. Upon liquidation, subject to the right of any holders of the preferred stock to receive preferential distributions, each outstanding share of common stock may participate pro rata in the assets remaining after payment of, or adequate provision for, all our known debts and liabilities.

         MAJORITY VOTING. The holders of a majority of the outstanding shares of common stock constitute a quorum at any meeting of the shareholders. A plurality of the votes cast at a meeting of shareholders elects our directors. The common stock does not have cumulative voting rights. Therefore, the holders of a majority of the outstanding shares of common stock can elect all of our directors. In general, a majority of the votes cast at a meeting of shareholders must authorize shareholders action other than the election of directors. However, the Business Corporation Law of the State of New York provides that certain extraordinary matters, such as a merger or consolidation in which we are a constituent corporation, a sale or other disposition of all or substantially all of our assets, and our dissolution, require the vote of the holders of two-thirds of all outstanding voting shares. Most amendments to our certificate of incorporation require the vote of the holders of a majority of all outstanding voting shares.

TRANSFER AGENT AND REGISTRAR

         Our Transfer Agent and Registrar for our common stock is Continental Stock Transfer & Trust Company, 17 Battery Place, New York, New York 10004.

                              PLAN OF DISTRIBUTION

         We are offering up to 5,000,000 shares of our common stock on a "best efforts, no minimum" basis at a price of $1.00 per share. Under a "best efforts, no minimum" offering, there is no requirement that we sell a specified number of shares before the proceeds of the offering become available to us. We will not escrow any of the proceeds received from our sale of shares before the offering and we are not required to sell a specified number of shares before the offering is terminated. Therefore, upon acceptance of a subscription, the proceeds from that subscription will be immediately available for our use and the investor has no assurance that we will sell all or any part of the remaining shares offered hereby. The offering will commence on the date shown on the front cover of this prospectus and will terminated on May 30, 2002, unless, in our discretion, we terminate the offering before that date. We also reserve the right to extend the offering beyond May 30, 2002, if we have not sold all of the shares prior to that date. We will not extend the offering beyond a date that is more than two years from the effective date of the registration statement of which this prospectus is a part. The first closing will occur at our discretion.

         Our officers, directors, employees and affiliates may purchase shares in the offering on the same terms and conditions as other purchasers. Subscription for the shares may only be made by completing a written subscription agreement and by submitting the completed agreement with a check payable to "Military Resale Group, Inc." to the company at its principal executive offices to the attention of the Chief Executive Officer. If the subscription is accepted, the check will be deposited by us and, upon notification from our bank that the funds are available, we will cause a stock certificate for the shares purchased to be issued and delivered to the investor. If we reject any subscription, the investor's check will be returned without interest or deduction.

         To comply with the securities laws of certain jurisdictions, the shares of common stock offered by this prospectus may need to be offered or sold only through registered or licensed brokers or dealers. In addition, in certain jurisdictions, the shares of common stock may not be offered or sold unless they have been registered or qualified for sale or an exemption is available and complied with.

         We have not engaged the services of an underwriter or selling agent or broker in connection with this offering. We will offer the shares directly and through our officers and directors acting on our behalf. We will not pay any commission or other consideration or compensation to any officer or director in connection with the sale of the shares.


                                  LEGAL MATTERS

         The legality of the issuance of the shares offered will be passed upon for us by the law firm of Pryor Cashman Sherman & Flynn LLP, New York, New York.


                                     EXPERTS

         The consolidated financial statements as of December 31, 1999 and 2000 and for each of the two years in the period ended December 31, 2000 included in this Prospectus have been audited by Michael Johnson & Co. LLC, Denver, Colorado, independent accountants, as stated in its report appearing herein and elsewhere in this Registration Statement, and have been so included in reliance upon the report of this firm given upon their authority as experts in auditing and accounting.

                    WHERE YOU CAN FIND MORE INFORMATION

         We have filed with the Securities and Exchange Commission a registration statement on Form SB-2 (including exhibits and schedules) under the Securities Act, with respect to the shares to be sold in this offering. This prospectus does not contain all the information set forth in the registration statement. For further information with respect to our company and the common stock offered in this prospectus, reference is made to the registration statement, including the exhibits filed thereto, and the financial statements and notes filed as a part thereof. With respect to each such document filed with the SEC as an exhibit to the registration statement, reference is made to the exhibit for a more complete description of the matter involved.

         We file quarterly and annual reports, proxy statements and other information with the SEC. You may read and copy any document that we file at the public reference facilities of the SEC in Washington, D.C. You may call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public from the SEC's website at http//www.sec.gov.

                           MILITARY RESALE GROUP, INC.


                          INDEX TO FINANCIAL STATEMENTS



MILITARY RESALE GROUP, INC. CORPORATION CONSOLIDATED FINANCIAL STATEMENTS
   Report of Independent Certified Public Accountants......................................................   F-2
   Consolidated Balance Sheets.............................................................................   F-3
   Consolidated Statements of Operations...................................................................   F-4
   Consolidated Statements of Change in Stockholders' Equity...............................................   F-5
   Consolidated Statements of Cash Flows...................................................................   F-6
   Notes to Consolidated Financial Statements..............................................................   F-7

                          INDEPENDENT AUDITOR'S REPORT


Board of Directors
Military Resale Group, Inc.
Colorado Springs, Colorado


We have audited the accompanying balance sheets of Military Resale Group, Inc. as of December 31, 2000 and 1999, and the related statements of operations, stockholders' equity and cash flow for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

 In our opinion, the financial statements referred to above present fairly, in all material respects, the financial positions of Military Resale Group, Inc., as of December 31, 2000 and 1999, and the results of their operations and their cash flows for the years ended, in conformity with accounting principles generally accepted in the United States.





Denver, Colorado
March 20, 2001
Except for Note 10, as to which date is
December 10, 2001

                          MILITARY RESALE GROUP, INC.
                                 BALANCE SHEETS



                                                                                                                      (UNAUDITED)
                                                                                           DECEMBER 31,               SEPTEMBER 30,
ASSETS                                                                               1999                2000             2001
                                                                                --------------      ------------    ---------------
CURRENT ASSETS:
    Cash                                                                          $     3,776               --          $    12,785
    Accounts Receivable -trade                                                        299,642            457,574            441,058
    Prepaid expenses                                                                     --                 --                3,388
    Inventory                                                                          90,734             90,936            173,634
                                                                                  -----------        -----------        -----------
    Total Current Assets                                                              394,152            548,510            630,865
                                                                                  -----------        -----------        -----------
FIXED ASSETS:
    Office Equipment                                                                    1,176              1,691              6,829
    Warehouse Equipment                                                                72,713             83,110             85,285
    Vehicles                                                                           64,366             64,366             64,366
    Leasehold Improvements                                                              2,440              2,440              2,440
    Software                                                                           12,006             15,609             15,609
                                                                                  -----------        -----------        -----------
                                                                                      152,701            167,216            174,529
    Less Accumulated Depreciation                                                     (32,178)           (67,217)           (93,497)
                                                                                  -----------        -----------        -----------
    Net Fixed Assets                                                                  120,523             99,999             81,032
                                                                                  -----------        -----------        -----------
OTHER ASSETS:
    Goodwill                                                                            5,000              5,000              5,000
    Less Accumulated Amortization                                                      (2,166)            (3,166)            (3,913)
    Deposits                                                                               --                 --             19,000
                                                                                  -----------        -----------        -----------
    Total Other Assets                                                                  2,834              1,834             20,087
                                                                                  -----------        -----------        -----------
TOTAL ASSETS                                                                      $   517,509        $   650,343        $   731,984
                                                                                  ===========        ===========        ===========
LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
    Accounts Payable - trade                                                      $   409,568        $   544,698        $   814,344
    Bank Overdraft                                                                       --               38,223                 --
    Accrued Interest Payable                                                           15,782             23,540             28,800
    Notes Payable - current portion                                                    49,254             86,073             20,835
                                                                                  -----------        -----------        -----------
    Total Current Liabilities                                                         474,604            692,534            863,979
                                                                                  -----------        -----------        -----------

LONG-TERM DEBT:
    Notes Payable - long-term portion                                                  88,781             17,358            183,540
                                                                                  -----------        -----------        -----------
    Total Long-term Debt                                                               88,781             17,358            183,540
                                                                                  -----------        -----------        -----------

TOTAL LIABILITIES                                                                     563,385            709,892          1,047,519
                                                                                  -----------        -----------        -----------
STOCKHOLDERS' EQUITY:
    Common Stock, Par Value $.01, 10,000,000 shares
     authorized,  5,360,000 shares issued at December 31,                              53,600             53,600             65,800
     2000 and 1999, and 6,580,004 issued at September 30, 2001
    Additional Paid-In Capital                                                         96,600             96,600            162,650
    Retained Deficit                                                                 (196,076)          (209,749)          (543,985)
                                                                                  -----------        -----------        -----------
    Total Stockholders' Equity                                                        (45,876)           (59,549)          (315,535)
                                                                                  -----------        -----------        -----------

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                                        $   517,509        $   650,343        $   731,984
                                                                                  ===========        ===========        ===========


    The accompanying notes are an integral part of the financial statements.

                          MILITARY RESALE GROUP, INC.
                            Statement of Operations





                                                                                                  (Unaudited)
                                                                                                   Nine Month
                                                              Year Ended December 31,             Period Ended
                                                        -------------------------------------    September 30,
                                                              1999                2000                2001
                                                        -----------------   -----------------   -----------------
REVENUES:
     Sales                                               $   3,117,010       $  4,480,305        $   3,539,734
COST OF GOODS SOLD:                                         (2,872,339)        (3,770,094)          (3,092,992)
                                                        -----------------   -----------------   -----------------
NET REVENUES:                                                  244,671            710,211              446,742
                                                        -----------------   -----------------   -----------------
OPERATING EXPENSES:
     Auto & Truck Expense                                       50,418             78,316               46,039
     Amortization/Depreciation                                  28,412             36,039               27,027
     Contributions                                                 610                 50                   95
     Dues & Subscriptions                                          656              3,160                3,822
     Equipment Rental                                            1,778              6,466               56,940
     Insurance Expense                                          30,812             48,572               48,994
     Miscellaneous Expense                                         761             10,453                7,367
     Office Expense                                             21,090             27,497               44,031
     Professional Fees                                          28,376             50,795              165,633
     Rent                                                       31,275             80,805               71,443
     Salary & Wages                                            167,016            332,193              268,907
     Supplies                                                    1,126              6,467                4,839
     Taxes- Payroll                                             13,791             29,430               25,919
      Travel                                                       953              1,520                3,693
                                                        -----------------   -----------------   -----------------
Total Operating Expenses                                       377,074            711,763              774,749
                                                        -----------------   -----------------   -----------------
Net Loss from Operations                                      (132,403)            (1,552)            (328,007)
                                                        -----------------   -----------------   -----------------
OTHER INCOME/EXPENSES
     Interest Expense                                          (13,545)           (12,121)              (6,229)
                                                        -----------------   -----------------   -----------------
                                                               (13,545)           (12,121)              (6,229)
                                                        -----------------   -----------------   -----------------
NET LOSS                                                $     (145,948)     $     (13,673)       $    (334,236)
                                                        =================   =================   =================
PER SHARE INFORMATION:
     Weighted average number
     of common shares outstanding                            2,982,837          5,360,000            6,580,004
                                                        -----------------   -----------------   -----------------
 NET LOSS PER COMMON SHARE                              $        (0.05)     $       (0.01)       $       (0.05)
                                                        =================   =================   =================


    The accompanying notes are an integral part of the financial statements.

                          MILITARY RESALE GROUP, INC.
                  Statement of Change in Stockholders' Equity




                                                         COMMON STOCK               ADDITIONAL        RETAINED            TOTAL
                                                 ------------------------------      PAID-IN         EARNINGS         STOCKHOLDERS'
                                                    SHARES           AMOUNT          CAPITAL         (DEFICIT)           EQUITY
---------------------------------------------    --------------   -------------    -------------   ---------------    --------------
BALANCE, OCTOBER 6, 1997                                  --       $       --       $       --      $        --        $       --
Issuance of Common Stock for cash                    800,000            8,000           (7,800)              --               200
Net Loss for period ended                                 --               --               --           (6,756)           (6,756)
                                                 --------------   -------------    -------------   ---------------    --------------
BALANCE, DECEMBER 31, 1997                           800,000            8,000           (7,800)          (6,756)           (6,556)
                                                 --------------   -------------    -------------   ---------------    --------------


Issuance of Common Stock for Cash                     40,000              400           14,600               --            15,000
Issuance of Common Stock for Services              3,000,000           30,000          (30,000)              --                --
Net Loss for year ended                                   --               --               --          (43,372)          (43,372)
                                                 --------------   -------------    -------------   ---------------    --------------
BALANCE, DECEMBER 31, 1998                         3,840,000           38,400          (23,200)         (50,128)          (34,928)
                                                 --------------   -------------    -------------   ---------------    --------------


Issuance of Common Stock                           1,520,000           15,200          119,800               --            135,000
Net Loss for year ended                                   --               --               --         (145,948)          (145,948)
                                                 --------------   -------------    -------------   ---------------    --------------
BALANCE, DECEMBER 31, 1999                        5,360,000            53,600           96,600         (196,076)           (45,876)
                                                 --------------   -------------    -------------   ---------------    --------------


Net Loss for year ended                                   --               --               --          (13,673)           (13,673)
                                                 --------------   -------------    -------------   ---------------    --------------
BALANCE, DECEMBER 31, 2000                        5,360,000          $ 53,600         $ 96,600        $(209,749)          $(59,549)
                                                 --------------   -------------    -------------   ---------------    --------------

                          MILITARY RESALE GROUP, INC.
                            Statements of Cash Flows

                               (Indirect Method)


                                                                                                                       (UNAUDITED)
                                                                                         YEAR ENDED                    NINE MONTH
                                                                                         DECEMBER 31,                 PERIOD ENDED
                                                                               -------------------------------        SEPTEMBER 30,
                                                                                   1999                2000                2001
                                                                               -----------          ----------          ----------
Cash Flows from Operating Activities:
Net Loss                                                                        $(145,948)           $ (13,673)           $(334,236)
Adjustments to reconcile Net Loss to net cash
  used in operating activities:
  Depreciation                                                                     27,412               35,039               25,280
  Amortization                                                                      1,000                1,000                  747
  Stock issued for services                                                          --                   --                 79,250
  Changes in Assets & Liabilities:
  Decrease (Increase) in Accounts Receivable                                     (176,664)            (157,932)              16,516
  (Increase) in prepaid expenses/deposits                                            --                   --                (22,388)
  (Increase) in Inventory                                                         (20,312)                (202)             (82,698)
  Increase in Accounts Payable                                                    239,778              173,353              231,423
  Increase in Accrued Expenses                                                      6,032                7,758                5,260
                                                                                ---------            ---------            ---------
Net Cash Used in Operating Activities                                             (68,702)              45,343              (80,846)
                                                                                ---------            ---------            ---------
Cash Flows From Investing Activities:
Purchase of fixed assets                                                         (108,597)             (14,515)              (7,313)
                                                                                ---------            ---------            ---------
Net Cash Used in Investing Activities                                            (108,597)             (14,515)              (7,313)
                                                                                ---------            ---------            ---------
Cash Flows From Financing Activities:
Proceeds from stock issuance                                                      135,000                 --                   --
Short-term borrowings                                                              40,520                 --                100,944
Note principal payments                                                           (14,858)             (34,604)                --
                                                                                ---------            ---------            ---------
Net Cash Provided By Financing Activities                                         160,662              (34,604)             100,944
                                                                                ---------            ---------            ---------
Net Decrease in Cash and Cash Equivalents                                         (16,637)              (3,776)              12,785
Cash and Cash Equivalents - Beginning of period                                    20,413                3,776                 --
                                                                                ---------            ---------            ---------
Cash and Cash Equivalents - End of period                                       $   3,776           $     --              $  12,785
                                                                                =========            =========            =========
Supplemental Cash Flow Information:
Interest Paid                                                                   $   7,735           $   4,365             $   4,365
                                                                                =========            =========            =========
Income Taxes Paid                                                               $      --           $      --             $      --
                                                                                =========            =========            =========



    The accompanying notes are an integral part of the financial statements.

                           MILITARY RESALE GROUP , INC
                          Notes to Financial Statements
                      For the Year Ended December 31, 2000


NOTE 1 - ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

     NATURE OF BUSINESS

     On October 6, 1997, Military Resale Group Inc. (the Company) was incorporated under the laws of Maryland. The Company is a Maryland corporation organized for the purpose of distributing/marketing resale grocery products to military commissaries.

     The Company's fiscal year end is December 31.

     BASIS OF PRESENTATION

     The accompanying financial statements have been prepared on the accrual basis of accounting in accordance with accounting principles generally accepted in the United States.

     CASH AND CASH EQUIVALENTS

     For purposes of the statement of cash flows, The company considers all cash and highly liquid investments with initial maturities of three months or less to be cash equivalents.

     ACCOUNTS RECEIVABLE

     The Company's trade accounts primarily represent unsecured receivables. Historically, the Company's bad debt write-offs related to these trade accounts have been insignificant.

     PROPERTY AND EQUIPMENT

     The Company Follows the Practice of capitalizing Property and equipment over $250 at cost. The cost of ordinary maintenance and repairs is charged to operations while renewals and replacements are capitalized. Depreciation is computed On the straight-line method over the following estimated useful lives.

                  Office Equipment & Software               3 to 5 years
                  Warehouse Equipment                       5 to 7 years
                  Vehicles                                  5 years

     ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles, requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

                          MILITARY RESALE GROUP, INC.
                         Notes to Financial Statements
                      For the Year Ended December 31, 2000



     NET LOSS PER SHARE

     Net loss per share is based on the weighted average number of common shares and common shares equivalent outstanding during the period.


     REVENUE RECOGNITION

     Revenue is recognized at the time of sale.

     FAIR VALUE OF FINANCIAL INSTRUMENTS

     The carrying amount of accounts payable and accrued expenses are considered to be representative of their respective fair values because of the short-term nature of these financial instruments.

     OTHER COMPREHENSIVE INCOME

     The company has no material components of other comprehensive income (loss) and accordingly, net loss is equal to comprehensive loss in all periods.

     FEDERAL INCOME TAXES

     The Company accounts for income taxes under SFAS No 109, which requires the asset and liability approach to accounting for income taxes. Under this approach, deferred income taxes are determined based upon differences between the financial statement and tax bases of the Company's assets and liabilities and operating loss carryforwards using enacted tax rates in effect for the years in which the differences are expected to reverse. Deferred tax assets are recognized if it is more likely than not that the future tax benefit will be realized.

NOTE 2 - NOTES PAYABLE

         The following is a summary of notes payable as of December 31, 2000

         Note payable to an individual , unsecured loan,  12% interest,
         maturity date - April 2000                                                                  $ 14,650

         Note payable to a finance company, collateralized by auto, monthly installment
         payments of $693, maturity date - February 2001                                                1,372

         Note payable to finance company, collateralized by auto, monthly payments of
         of $1,053, maturity date - June 2003                                                          27,409

         Note payable to investment company, unsecured loan, 10% interest,
         Due on demand                                                                                 60,000
                                                                                                       -------
                                                                                                      103,431
         Less: Current Portion                                                                        (86,073)
                                                                                                      -------
         Total Long-Term Debt                                                                         $17,358
                                                                                                      =======

                           MILITARY RESALE GROUP, INC
                         Notes to Financial Statements
                      For the Year Ended December 31, 2000

       Maturities of long-term debt at December 31, 2000, are as follows:

                                2000   $ 86,073
                                2001     11,244
                                2002      6,114
                                       --------
                                       $103,431
                                       ========

NOTE 3 INVENTORY

     Inventories at December 31, by major classification, were comprised of the following:

                               Finished goods       $90,936
                                                    -------
                                                    $90,936
                                                    =======

     Inventory consists primarily of grocery items and are stated at the lower of costs or market. Cost is determined under the first-in, first-out method
     (FIFO) valuation method. All items of inventory are finished goods resold to military commissaries and wholesale food chains.

NOTE 4 - OPERATING LEASES

     In November 1999, the Company entered into lease agreements for office and warehouse space in Colorado Springs, Colorado that expires in May 2002. Rental expense for the year was $80,805.

     Minimum future lease payments under current lease agreement at December 31, 2000 are as follows:

                              2000              $ 66,509
                              2001                35,529
                                                  ------
                                                $102,038
                                                ========

NOTE 5- CAPITAL STOCK TRANSACTION

     On May 24, 1999, the Company's Board of Directors and shareholders approved the following capital stock transaction: (i) a 40,000 to 1 split of common stock. All shares and per share amounts n the accompanying financial statements of the Company and notes thereto have been retroactively adjusted to give effect to the stock splits.

NOTE 6 -RELATED PARTY TRANSACTION

     The officers and directors of this company are also officers and directors of other companies.

NOTE 7- CONCENTRATION OF RISK

     The Company's Revenues From military commissary sales provide approximately ninety eight percent of their base of operations. Management believes that concentration of customers with respect to risk is minimal due to the sales being primary through government contracts.

                           MILITARY RESALE GROUP, INC
                          Notes to Financial Statements
                      For the Year Ended December 31, 2000



NOTE 8 - SEGMENT INFORMATION

     The Company operates primarily in a single operating segment, distributing and marketing resale grocery products to military commissaries.


NOTE 9-INCOME TAXES

     Significant components of the Company's deferred tax liabilities and assets at December 31, 2000 are as follows:

         Deferred Tax Assets
                  Net Operating Loss Carryforwards                $209,749
                  Less Valuation Allowance                        (209,749)
                                                                  ---------
             Total Deferred Tax Assets                            $      0
                                                                  =========

         As of December 31, 2000, the Company had a net operating loss carryforward for federal income tax purposes approximately equal to the accumulated deficit recognized for book purposes, which will be available to reduce future taxable income. The full realization of the tax benefit associated with the carryforward depends predominantly upon the Company's ability to generate taxable income during the carryforward period. Because of the current uncertainty of realizing such tax assets in the future, a valuation allowance has been recorded equal to the amount of the net deferred tax assets, which caused the Company's effective tax rate to differ from the statutory income tax rate. The net operating loss carryforward, if not utilized, will begin to expire in the year 2007.


NOTE 10-UNAUDITED INTERIM FINANCIAL INFORMATION

          The interim financial information as of September 30, 2001 and for the nine months ended is unaudited but includes all adjustments, consisting only of normal recurring adjustments that management considers necessary for a fair presentation of the Company's financial position at that date and its results of operations and cash flows for this period. Operating results for the nine months ended september 30, 2001 are not necessarily indicative of results that may be expected for any future periods.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

         Reference is made to Sections 721 through 725 of the Business Corporation Law of the State of New York (the "NYBCL"), which provides for indemnification of directors and officers of New York corporations under certain circumstances.

         Section 722 of the NYBCL provides that a corporation may indemnify directors and officers as well as other employees and individuals against judgments, fines, amounts paid in settlement and reasonable expenses, including attorneys' fees, in connection with actions or proceedings, whether civil or criminal (other than an action by or in the right of the corporation, a "derivation action"), if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification only extends to amounts paid in settlement and reasonable expenses (including attorneys' fees) incurred in connection with the defense or settlement of such actions, and the statute does not apply in respect of a threatened action, or a pending action that is settled or otherwise disposed of, and requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. Section 721 of the NYBCL provides that Article 7 of the BCL is not exclusive of other indemnification that may be granted by a corporation's certificate of incorporation, disinterested director vote, shareholder vote, agreement or otherwise.

         Article 7 of our Restated Certificate of Incorporation requires us to indemnify our officers and directors to the fullest extent permitted under the NYBCL. Furthermore, Article XII of our Amended and Restated By-laws provides that we may, to the full extent permitted and in the manner required by the laws of the State of New York, indemnify any officer or director (and the heirs and legal representatives of any such person) made, or threatened to be made, a party in an action or proceeding (including, without limitation, one by us or in our right to procure a judgment in our favor), whether civil or criminal, including an action by or in the right of any other corporation of any type or kind, domestic or foreign, or any partnership, joint venture, trust, employee benefit plan or other enterprise, which of our directors or officers served in any capacity at our request, by reason of the fact that such director or officer, or such director's or officer's testator or intestate, was a director or officer of ours or served such other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise in any capacity.

         Section 402(b) of the NYBCL provides that a corporation's certificate of incorporation may include a provision that eliminates or limits the personal liability of the corporation's directors to the corporation or its shareholders for damages for any breach of a director's duty, provided that such provision does not eliminate or limit (1) the liability of any director if a judgment or other final adjudication adverse to the director establishes that the director's acts or omissions were in bad faith or involved intentional misconduct or a knowing violation of law or that the director personally gained a financial profit or other advantage to which the director was not legally entitled or that the director's acts violated Section 719 of the NYBCL, or (2) the liability of any director for any act or omission prior to the adoption of a provision authorized by Section 402(b) of the NYBCL. Article 7 of our Restated Certificate of Incorporation provides that none of our directors shall be liable to us or our shareholders for any breach of duty in such capacity except for liability in the event a judgment or other final adjudication adverse to a director establishes that his or her acts or omissions were in bad faith or involved intentional misconduct or a knowing violation of law or that the director personally gained, in fact, a financial profit or other advantage to which he or she was not legally entitled or that such director's acts violated Section 719, or its successor, of the NYBCL.

         Any amendment to or repeal of our Restated Certificate of Incorporation or by-laws shall not adversely affect any right or protection of any of our directors or officers for or with respect to any acts or omissions of such director or officer occurring prior to such amendment or repeal.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers or controlling persons pursuant to the foregoing, we have been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.


ITEM 25.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

         The following table sets forth the expenses expected to be incurred by us in connection with the issuance and distribution of the Common Stock registered hereby, all of which expenses, except for the Securities and Exchange Commission registration fee, are estimates:

                 DESCRIPTION                                         AMOUNT
                                                                     ------

  Securities and Exchange Commission registration fee............   $1, 195
  Accounting fees and expenses...................................       *
  Legal fees and expenses........................................       *
  Miscellaneous fees and expenses................................       *
                                                                 -------------
                                                                        *
         Total...................................................=============

------------------
* To be filed by amendment.


ITEM 26.  RECENT SALES OF UNREGISTERED SECURITIES

         In November 2001, we issued an aggregate of 5,410,000 shares of our common stock to the Stockholders of Military Resale Group, Inc., a Maryland corporation, in connection with the Reverse Acquisition. Such shares were issued by us in reliance on the exemption from registration provided by Section 4(2) of the Securities Act of 1933, as amended. No underwriter fees or commissions were paid by us in connection with such issuances.


ITEM 27.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

EXHIBIT
NUMBER                      DESCRIPTION
--------                    -----------
3.1      Restated Certificate of Incorporation of the Company.

3.2      Amended and Restated By-laws of the Company.

5*       Opinion of Pryor Cashman Sherman & Flynn LLP.

10.1 Promissory Note dated December 12, 2001 from the Company to Atlantic Investment Trust in the principal amount of $25,000.

10.2 Promissory Note dated December 12, 2001 from the Company to Ethan Hokit, our president and one of our directors, in the principal amount of $25,000.

10.3     2001 Stock Option Plan of the Company adopted in November 2001.

10.4 Promissory Note dated August 14, 2001 from the Company to Oncor Partners, Inc. in the principal amount of $100,000.

10.5 Lease Agreement, dated as of August 2001, between MRS Connection and the Company related to 2180 Executive Circle, Colorado
         Springs, Colorado  80906.

10.6 Promissory Note dated as of October 1997 from the Company to Shannon Investments, Inc.

10.7*    Form of Subscription Agreement.

23.1     Consent of Michael Johnson & Co., LLC.

23.2* Consent of Pryor Cashman Sherman & Flynn LLP (included in their opinion filed as Exhibit 5).

24 Powers of Attorney (included in the Signature Page of the Resignation Statement).

----------------
* To be filed by amendment.


ITEM 28.  UNDERTAKINGS

         Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the "Securities Act") may be permitted to directors, officers and controlling persons of the Company, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

         The undersigned registrant undertakes to provide to the underwriters at the closings specified in the Underwriting Agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

         The undersigned registrant hereby undertakes that:

         (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

         (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

         In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds, to believe that it met all the requirements of filing on Form SB-2 and authorized this Registration Statement to be signed on its behalf by the undersigned, in Colorado Springs, Colorado on December 19, 2001.

                            MILITARY RESALE GROUP, INC.



                            By:  /s/ Ethan D. Hokit
                                 -----------------------------------------
                                     Ethan D. Hokit
                                     President and Chief Operating Officer



         KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Edward T. Whelan as true and lawful attorney-in-fact and agent with full power of substitution and resubstitution and for him/her and in his/her name, place and stead, in any and all capacities to sign any and all amendments (including pre-effective and post-effective amendments) to this Registration Statement, as well as any new registration statement filed to register additional securities pursuant to Rule 462(b) under the Securities Act, and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.

         In accordance with the requirements of the Securities Act of 1933, this Registration Statement was signed by the following persons in the capacities and on the dates stated.



                SIGNATURE                                       TITLE                                DATE

  /s/ Edward T. Whelan                       Chairman of the Board, Chief Executive         December 19, 2001
  --------------------------------------      Officer
      Edward T. Whelan


  /s/ Ethan D. Hokit                         President, Chief Operating Officer, Director   December 19, 2001
  --------------------------------------
      Ethan D. Hokit


  /s/ Richard H. Tanenbaum                   Director                                       December 19, 2001
  --------------------------------------
      Richard H. Tanenbaum
